SECURITIES AND EXCHANGE COMMISSION
                             450 Fifth Street, N.W.
                             Washington, D.C. 20549
                  ---------------------------------------------

                          AMENDMENT NO. 3 TO FORM 10-SB

                   General Form For Registration of Securities
                  of Small Business Issuers Under Section 12(b)
                or 12 (g) of the Securities Exchange Act of 1934

                       TECHNOLOGY ACQUISITION CORPORATION
                 (Name of Small Business Issuer in Its Charter)

                  Nevada                                 87-2099034
        (State or Other Jurisdiction of               (I.R.S. Employer
         Incorporation or Organization)              Identification No.)

                           509 N. Winnetka, Suite 207
                               Dallas, Texas 75211
          (Address of principal executive offices, including zip code)

                          2807 Allen Street, Suite 713
                               Dallas, Texas 75204
                         (Registrant's Mailing Address)

                                 (214) 948-2990
              (Registrant's Telephone Number, Including Area Code)

                                 With copies to:
                              John J. Gitlin, Esq.
                           1450 Hughes Road, Suite 210
                             Grapevine, Texas 76051
                               Tel: (817) 410-1977


       Securities to be registered pursuant to Section 12(b) of the Act:

                                      NONE
                                (Title of Class)


       Securities to be registered pursuant to Section 12(g) of the Act:

                     Common Stock, par value $.01 per share
                                (Title of Class)

                      TECHNOLOGY ACQUISITION CORPORATION
                                TABLE OF CONTENTS


Part       Item     Description of Item                             Page
----       ----     -------------------                            ----
                    Table of Contents                                 2

Part I     Item 1   Description of Business                           3
                    Business of the Registrant                        4

                    Risk Factors                                      7

           Item 2   Management's Discussion and Analysis             10
                    and results of Operations

           Item 3   Description of Property                          11

           Item 4 Security Ownership of Certain Beneficial Owners 12 and Management

           Item 5   Directors, Executive Officers, Promoters and
                    Control Persons
                    Directors and Executive Officers                 13
                    Business Experience                              13

           Item 6   Executive Compensation                           14

           Item 7   Certain Relationships and Related Transactions   15

           Item 8   Description of Securities                        15
                              Common Stock

Part II    Item 1   Market Price of and Dividends on Registrant's    16
                    Common Equity and Related Shareholder matters
                             Market Information                      17
                             Holders                                 18

           Item 2   Legal Proceedings                                18

           Item 3   Changes in and Disagreements with Accountants    18

           Item 4   Recent Sales of Unregistered Securities          18

           Item 5   Indemnification of Directors and Officers        19


Part F/S   Item 1   Financial Statements
                         Audited Statement December 31, 2001        F-1
                         Financial Data Schedule

Part III   Item 1   Index to Exhibits                                20

                    Signature Page                                   21

ITEM 1            DESCRIPTION OF BUSINESS

     a. Business Development. Technology Acquisition Corporation ("TAC" or the "Company") has been a development stage company since its inception. The Company was originally incorporated in the state of Utah on June 21, 1972 under the name Loadmatic Corporation as an investment management company. On March 24, 1986, by amendment to its Articles of Incorporation, the Company changed its name to Cignal Oil Company and commenced operations in the development of several oil and gas properties through a series of subsidiaries until approximately March 1996 at which time management ceased operations when financing efforts to continue its business were unsuccessful. Prior to the discontinuance of the oil and gas operations, the Company had ceased its investment management business. In January, 1996, the Company acquired Win Tex Corporation from Win Tex's founder and majority owner, Wilhelm Liesner, the current CEO, President and majority shareholder of the Company, in exchange for which it issued to Mr. Liesner a total of 2,400,000 shares of the Company's Common Stock. WinTex owned patents, intellectual and marketing rights to the Redloc(R) Waste Disposal System, as well as a number of sterilizer modules used in hospital and medical waste disposal applications. The valuation of the shares relating to the issuance of the 2.4 million shares was negotiated by Mr. Liesner and the Company and was based upon a negotiated agreed price. The transaction was recorded at the book value of Wintex Corp. in the amount of $2,520,009.

         In April of 1996, by amendment to its Articles of Incorporation, the Company changed its name to Roatan Medical Technologies, Inc. In June of 1996, Roatan was incorporated as a Nevada entity and in July a migratory merger from Utah to Nevada was completed.

         Roatan Medical Technologies, Inc. engaged in business as a development stage company with the intent of producing and marketing medical devices and procedures. Roatan's primary focus was the production and marketing of its self-contained infectious waste disposal system known as the Redloc(R) II Disposal System. The Company had contracted with United Systems, Inc. to manufacture the waste disposal system products. In January, 1999, due to a lack of funding, the Company sold its patent rights as well as all of the Company's other assets pursuant to an Asset Exchange Agreement ("Agreement") to Healthbridge, Inc., which thereafter became a publicly traded company in consideration for which the Company received 330,000 shares of Healthbridge common stock acquired at a market value of $1,650,000. In addition to the Company, the Agreement also contemplated the sale of certain assets to Healthbridge by United Systems, Inc. ("United"). At the time that United had originally contracted with the Company to manufacture the product, the two companies had no affiliation. Because, however, Healthbridge was insisting upon purchasing all assets relating to the waste disposal system and to facilitate the sale between the Company and Healthbridge, the Company's majority shareholder purchased a majority shareholder interest in United after which United became a party to the Agreement. Additionally, as part of the Agreement, Mr. Liesner was elected as a director of Healthbridge, which position he continues to hold. Following the sale, the Company ceased engaging in any business activity.

         In July, 2000, by amendment to its Articles of Incorporation, the Company changed its name to Technology Acquisition Corporation. In November, 2001, TAC entered into a licensing agreement with its majority shareholder, Wilhelm Liesner, pursuant to which it acquired the exclusive rights to market and sell the Oxywell water-oxygenating system in North America (the "Oxywell System" or "System"). The System was originally developed by Oxywell GmbH, a German company headquartered in Allershausen and Munich, which began marketing the System in the European Economic Community in July, 2001. In October, 2001, Oxywell GmbH entered into an agreement with Mr. Liesner ( the "Oxywell Agreement") pursuant to which it granted Mr. Liesner exclusive rights to market the Oxywell System in the United States, Puerto Rico and Canada and an option to market and sell the System in Mexico. The license agreement between Mr. Liesner and the Company is virtually co-extensive with the Oxywell Agreement. (See paragraph 7. "Patents, trademarks, licenses, franchises, concessions, royalty agreements or labor contracts" below).

     b. Business of Issuer

     1. Principal products or services and their markets.

         TAC is a development stage company which intends to engage in the business of the marketing and sale of the Oxywell water oxygenating system, initially in the United States market, commencing in 2002. In November, 2001, the Company acquired the exclusive right to market and sell the Oxywell water-oxygenating system (the "Oxywell System" or the "System") in the United States, Puerto Rico and Canada and an option to market and sell the System in Mexico. To date, management has devoted the majority of its efforts to (i) developing its marketing strategy and plans, (ii) pursuing and assembling a management team to attain its business goals, and (iii) obtaining sufficient working capital from loans and from equity obtained through private placement offerings. The Systems have not yet been offered for sale in the U.S.

         At present, Oxywell GmbH has filed three separate patent applications for the Oxywell System; an application for the "Procedure for enriching fluids with gas", "Procedure for preventing germination and bacterial multiplication" and "Withdrawal facility for oxygenic gas" in Germany. A patent application or applications in the United States are currently under consideration by Oxywell GmbH, but no definitive decision has been made to do so. There is no guaranty that Oxywell will in fact prosecute patent applications in the United States or elsewhere in North America. In addition Oxywell GmbH has filed for trademark and trade name protection in targeted markets throughout the world, including, the United States and Canada in North America; Germany, Austria and the EU in Europe; and India, China, South Korea, Taiwan and Hong Kong in Asia. Oxywell's application for the "Procedure for enriching fluids with gas" covers the entire Oxywell System and its process for infusing water with oxygen.

  In August 1999, Oxywell GmbH introduced their System for making freshly oxygenated water to the German market. It soon became apparent that product flaws were causing consumer disappointment and the company pulled back in order to re-design. The current "market-ready" product was re-introduced in July 2001. It is now available in Germany, Austria, Switzerland, France, Spain, Poland, Lithuania and Czechia. By December 2001, Systems were selling at the rate of 2,200 per month = 26,000 units annualized. In addition, in the autumn of 2001, Taiwan/Hong Kong ordered 3,000 Systems and South Korea ordered 2,100 Systems.

         The Oxywell water oxygenating System is a simple three-part system consisting of a decanter, a sophisticated oxygenating/dispensing head and a single-use, disposable and recyclable O2 cartridge.

         The heart of the System is the oxygenating/dispensing head. It is a complex, high-precision device crafted from high-quality stainless steel, titanium and other highly durable materials designed to provide a product life of 10 years. Vintage classic heads are currently available in 5 colors.

         The key to the System is a single-use, disposable and recyclable cartridge of pressurized oxygen developed in-house by Oxywell GmbH.

         To use, the decanter is filled with drinking water from any source. The head is screwed on tightly to form an airtight seal. The oxygen cartridge is slipped into the cartridge key which is then screwed onto the valve on the head to a depth that automatically opens the seal on the cartridge. The pressurized oxygen flows from the cartridge through the head into the water, infusing it with 70 mg of pure oxygen per liter. The consumer then spritzes out a glass full of freshly made oxygenated water.

         Over the last several decades, several clinical and experimental studies in Europe and North America, including "The Generation of Oxygen Radicals after Drinking Oxygenated Water" by Prof. Michael H. Schoenberg, MD., have shown that drinking water infused with extra oxygen increases the supply of oxygen in the blood.

         The benefits or lack thereof of oxygen enriched water has been the subject of at least two consumer oriented articles. The first article is in the March, 2002 publication of "Alternative Medicine" and "Care for More O with that H2O?". The second article can be found at `health.excite.com'. Both articles briefly discuss both the negative and positive claims regarding the effects of oxygen infused water.

         Since the early nineties, a number of companies in Europe and North America have introduced bottled brands of oxygenated water in an effort to capitalize on the reports of its beneficial effects. As yet, hard data on bottled oxygenated waters' sales volume is not available.

         Anyone who drinks water is a potential user of the Oxywell System. But, realistically, people who already think of their water as a special-purpose product, rather than a simple public commodity, will probably be more inclined to buy the System's proposition at first. While bottled water users are not the only potential for the System, the market resulting from their behavior gives direction to our efforts.

         Bottled waters of any sort are used by 35% of the U.S. population 18 years of age and older. That is approximately 70 million people. Bottled water as a category comprises 12.2% of the entire beverage market's gallonage, behind only soft drinks (49%), beer (19.4%) and fruit beverages (13.2%). The category is now more than $5 billion at retail annually and grew an average 10% per annum over the decade of the `90's. (Source: International Bottled Water Association,
2001). For all that, U.S. per capita spending on bottled water lags the European rate by a considerable margin, suggesting that the likelihood of continued serious growth is great.

         According to I.B.W.A. the bottled water category is heavily skewed toward young adults - particularly young women whose index of usage is 127 compared to the all-adult index of 100 - and usage is geographically skewed to the Pacific, Southwest and Northeast regions which collectively comprise 75% of the total gallonage of bottled waters compared to 50% of the population. The company anticipates that initial acceptance for the Oxywell System will demonstrate a similar demographic and geographic pattern, but has no objective assurance that this will be the case.

     2. Distribution Methods of the Product.

         The basic business concept is to realize profitable revenues from the ongoing sales of single-use O2 cartridges by aggressively stimulating the purchase of the System.

         The Company has made the strategic decision to initially market the Systems and cartridges directly to the consumer.

Consumers will be made aware of the product and informed about how to order it by a combination of paid and unpaid media. The company's basic starter website will educate consumers as well as serve as one of the ordering locations. The website will be expanded and linked to other sites and search engines as funds permit. Printed brochures will be used to educate consumers and will contain an order form, which will be distributed opportunistically to health and fitness establishments, media people, at health and fitness trade shows, and any other venues that represent potential. Powerpoint presentations will be created to educate PR professionals, media people and prominent health and fitness authorities. Interviews with the lifestyle and health and fitness writers with local newspapers and magazines, then writers with regional, then national magazines, will be arranged in order to secure articles for the product. Ads in local newspapers and magazines, then regional, then national magazines will be placed as the stages of introduction progress. Local television commercials/infomercials will be created and aired as markets develop. Targeted national e-mail campaigns will be considered.

The Company has identified and mapped out its logistics network associates which include an inbound carrier, a warehouse and fulfillment center located in Buffalo, New York, and customer delivery carriers that will provide five-day delivery service throughout the lower 48 states. Ordering channels will include our Internet website, a telephone and fax call center, and a mail order facility. The Company has established its merchant accounts with the four major credit card companies.

The company is currently planning to introduce the product in five stages. The first stage will be a "test market" in a single metropolitan location in Southern California to confirm consumer acceptance of the product. The Company anticipates this first stage will last three to six months and cost approximately $65,000. The second stage will be a "rehearsal market" in the Southern California region to ensure that the distribution logistics and ordering systems are as fault-free as they can be made. The third, fourth and fifth stages will complete national distribution with the third stage likely to include the remainder of the Pacific Region and the Southwest Region, the fourth stage - the Northeast Region, and the fifth and final stage - the remainder of the U.S.A. The current objective is to introduce the product to the stage one test market in the last quarter of calendar 2002.

Once sufficient consumer acceptance and awareness of the product has been satisfactorily demonstrated, the Company intends to initiate distribution and sale of the product through selected health, fitness and sports retailers and clubs, and, through retail merchandisers catering to the carriage trade.


     3. Status of any publicly announced new product.

The Company is in the final stages of completing its marketing and financing plans. The Company's present objective is to introduce the product to the initial test marketing in southern California in September 2002.

 4. Competitive Business conditions.

         North American marketers of bottled oxygenated waters include Life O2, Aqua Clara, Oxy Water, hiOsilver, Athletic Super Water, Oxy Up, Oxygen 8 and Oxyganic. Clearly Canadian introduced "Super-Oxygenated Water" in 3 flavors in 1999. The major difference between the Oxywell System and bottled oxygen waters is that the latter are prepared in bulk in commercial bottling plants while the Oxywell System allows consumers to make fresh oxygen water as they want it, in their home or office, one liter at a time.


         As yet, there are no hard statistics on the size of the bottled oxygenated waters' segment of the bottled water market. It is too new and, relatively, small for publicly available studies to break out separately. However, an indicator of the appeal of the category is that there were three brands in 1999 and ten in 2001.

         Generally speaking, bottled oxygenated waters are available for $1.19 to $1.39 per 1 Liter bottle in grocery, variety, health food and other retail stores, as well as by direct-to-consumer channels. The Oxywell System is projected to retail for $159.95 for the 1 Liter size and $199.95 for the 2 Liter size and will, initially, put its marketing emphasis on direct-to-consumer channels. The pressurized oxygen cartridges, whose ongoing sale is key to keeping the Systems working, are projected to retail for 65 cents each, or, per Liter. When one amortizes the cost of the Systems over 5 years, daily usage costs the consumer 77 cents per Liter with the 1 Liter System, and 66 cents per Liter with the 2 Liter System.

         Based upon its analysis of the existing market and available products the Company believes the Oxywell System will be the first portable system for infusing drinking water with efficacious oxygen. It provides the consumer with an alternative to purchasing the bottled oxygen waters presently being sold in retail stores. The Company will be marketing not only a new brand, but also a new concept and category. Accordingly, the communication approach will reinforce the continued building of the idea that drinking water infused with extra oxygen is a smart thing to do, and, communicate that the Oxywell System is the best way to do that smart thing fresh daily in one's own home or office.

     5. Sources of the Product. The Company will be marketing and selling the Oxywell System through the exclusive license agreement which it has and will be dependant exclusively on Oxywell GmbH, the manufacturer of the System, for supply of the product, which is contractually obligated to manufacture and deliver the System to the Company.

     6. Dependence on one or a few major customers.

         Currently, the Company has not begun marketing the Oxywell System and therefore has no customer base at present.

     7. Patents, trademarks, licenses, franchises, concessions, royalty agreements or labor contracts.

         In November, 2001, the Company entered into a licensing agreement with its principal shareholder pursuant to which it was granted an exclusive right to market and sell the Oxywell System in North America (the "territory"). Under the terms of the agreement, the Company has sole authority over the method and manner of the sale and marketing of the product. Both the exclusivity and the geographic scope of the license are subject to the Company maintaining a minimum purchase commitment of 1,000 units for the period December 1, 2002 through February 28, 2003, 5,000 units monthly for the period from March 1 through November 30, 2003 and an increase of thirty per cent annually for each succeeding year of the remaining term of the agreement. In the event that the Company does not actually purchase the minimum number of units of the product, the principal shareholder has the right to reduce the geographic scope of the territory or add other distributors to the territory at which time the minimum number of units which the Company is required to purchase would be decreased proportionately. Under the terms of its agreement with the principal shareholder, Oxywell, which has no fiduciary duty to or affiliation with the Company, has the identical right to change the licensing agreement with the shareholder to a non-exclusive license or reduce the geographic scope of the territory in the event that the Company does not meet its minimum monthly purchase commitment, which could materially affect the Company's right to sell the Oxywell product in the United States. The initial term of the licensing agreement between the principal shareholder and the Company extends through December 31, 2006 with an option to renew by the Company for two consecutive two-year periods. Thereafter the agreement is to be renewed annually subject to a right of termination by either party prior to the beginning of the next succeeding year.The forgoing periods are identical to the term of the agreement between the principal shareholder and Oxywell. Under the terms of the agreement, the Company is to pay the principal shareholder as licensor, a royalty fee equal to two per cent of the Company's gross sales of the Oxywell product. The foregoing material terms of the agreement are identical to the terms of the licensing agreement between the principal and Oxywell GmbH (the "Oxywell Agreement"), with the exception that under the Oxywell Agreement, Oxywell is not entitled to any royalty on the sale of the product. The Company does not hold any patents or trademark or trade name proprietary rights relating to the Oxywell Product, but relies on the patent and trademark/trade name rights held by Oxywell GmbH which has applied for trademark protection in the United States.


     8. Need for any governmental approval of principal products or services. The Oxywell System is not subject to any governmental pre-approvals.

     9. Effect of existing or probable governmental regulations on the business.

         Because of the nature of the product, it is not anticipated that the Company or the Oxywell System will be subject to any governmental regulations in its sale of the product or otherwise.

     10. Estimate of the amount spent on research and development.

         As a licensee of the Oxywell System product, the Company will not be engaging in any research and development activities, but will be relying on its manufacturer, Oxywell GmbH, for improvements and innovations in the Oxywell System.

     11. Costs and effect of compliance with environmental laws.

         The Company does not anticipate that it or the Oxywell product will be subject to environmental laws or regulations.

     12. Number of total employees and number of full time employees.

         At present there are no employees of the Company other than its president. Since the Company will be focusing on direct sales to consumers, the Company does not intend to hire employees, other than office personnel, but rather will be utilizing independent contractors to perform the various marketing and sales functions involved in the sale of the Oxywell System directly to the consumer, which includes primarily call center personnel to process the purchase of the product and credit card processors. Continued marketing analysis and development will continued to be done by a consultant of the Company.


Risk Factors.

         The Company's business is subject to numerous risk factors which include the following:

     1. No Operating History or Revenue and Minimal Assets. We have had no recent operating history nor any revenues or earnings from operations since its inception. The Company has no significant assets or financial resources other than its exclusive marketing rights to the Oxywell System. We will, in all likelihood, sustain operating expenses without corresponding revenues for a period of time, which management estimates to be at least six months from the date that the product is first marketed. There is no guaranty that the Company will be able to fund through investment or other financial advancement the necessary capital required by the Company prior to its being able to generate sufficient revenues from its sales to fund its operations.

     2. Assets of the Corporation. The Company has, at present only one major asset which is the exclusive right and license to market and sell the Oxywell System in North America which includes the United States, Puerto Rico and Canada. The license agreement is for an initial period extending through December 31, 2006, with an option to renew for two consecutive two-year periods. The exclusive license to market and sell the Oxywell System in North America is subject to the Company maintaining a minimum sales volume of the product of 1,000 units monthly for the period from December 1, 2002 through February 28, 2003; 5,000 units monthly for the period March 1 through November 30, 2003 and an increase of thirty per cent annually for each succeeding year of the remaining term of the agreement. In the event that the Company does not obtain the minimum sales volume levels, the principal shareholder has the right to reduce the geographic scope of the territory or add other distributors to the territory at which time the minimum sales volume would be decreased proportionately. Notwithstanding these provisions, the Company has the right to retain both the geographic scope and exclusivity, if the Company purchases the minimum number of units required by the agreement. The actual geographic scope and right of exclusivity, therefore, could be subject to change which could effect the amount of sales and resulting revenues achieved by the Company from those sales which might be achieved if the Company retains the exclusive rights to the North American market. It is possible therefore that loss of the exclusive right to market and sell the Oxywell System and/or the geographic reduction in the extent of the territory in which it has exclusive rights to market the product could substantially affect the amount of revenues which the Company might otherwise realize.

     3. The Company's Securities are Subject to Penny Stock Rules. The Company's shares are "penny stocks" consequently they are subject to Securities and Exchange Commission regulations which impose sales practice requirements upon broker/dealers and render the sale of the securities more difficult than exchange-traded stock. The Securities and Exchange Commission has adopted a Rule which established the definition of a "penny stock," for purposes relevant to the Company, as any equity security that has a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require: (i) that a broker or dealer approve a person's account for transactions in penny stocks; and (ii) the broker or dealer receive from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased. In order to approve a person's account for transactions in penny stocks, the broker or dealer must (i) obtain financial information and investment experience and objectives of the person; and (ii) make a reasonable determination that the transactions in penny stocks are suitable for that person and that person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks. The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prepared by the Commission relating to the penny stock market, which, in highlight form, (i) sets forth the basis on which the broker or dealer made the suitability determination; and (ii) that the broker or dealer received a signed, written agreement from the investor prior to the transaction. Disclosure also has to be made about the risks of investing in penny stock in both public offering and in secondary trading, and about commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

     4. No Dividends Anticipated. At the present time the Company does not anticipate paying dividends, cash or otherwise, on its Common Stock in the foreseeable future. Future dividends will depend on earnings, if any, of the Company, its financial requirements and other factors.

     5. Lack of Public Market for Securities. At present, no market exists for the Company's securities and there is no assurance that a regular trading market will develop and if developed, that it will be sustained. A purchaser of stock may, therefore, be unable to resell the securities offered herein should he or she desire to do so. Furthermore, it is unlikely that a lending institution will accept the Company's securities as pledged collateral for loans unless a regular trading market develops.

     6. Additional Capital Requirements. The Company requires substantial capital to pursue its operating strategy and currently has limited cash for operations. Until we can obtain revenues sufficient to fund working capital needs, we will be dependent upon external sources of financing. To date, we have no internal sources of liquidity and we do not currently generate any internal cash flow to fund working capital needs. We expect our source of working capital to be from the proceeds of private offerings to private investors. We are currently conducting limited operations and our operating expenses have been minimized until we are able to raise external funds or generate internal cash flows. The Company's current cash needs are funded by its President and majority shareholder, Mr.W.H.Liesner. Once we begin full-time operations, we expect the Company's current monthly operating expenditures to grow gradually from $ 5,000 to $ 25,000. We can provide no assurance the net proceeds from any successful private offering will be sufficient to cover cash requirements during the initial stages of the Company's operations. If it appears that at any time in the future that we are approaching a condition of cash deficiency, we will be required to seek additional equity or debt refinancing, curtail operations or otherwise bring cash flow in balance. We do not have any specific plans or commitments with respect thereto. Furthermore, if such action were required, there is no assurance that we would be successful at any such effort, the failure of which would have a material adverse effect on our business.

     7. Highly Competitive Market. We are in an intensely competitive industry and many of the Company's competitors have much greater resources. Some of the general industry competitors include Culligan, PepsiCo and major bottled water companies. We expect to face competition from both existing water and soft drink companies and new market entrants in the future. We believe that participants in this market must grow rapidly and achieve a significant presence to compete effectively. We may lack the financial and other resources, expertise or capability to compete successfully.

     8. Success is Dependent on the Company's Ability to Develop National Marketing Channels for its Product. The Company's ability to develop its national marketing channels for the Oxywell product is dependent upon consumer acceptance of the product as an attractive alternative to purchasing prepackaged bottled oxygen water which is currently being marketed by competitors of the Company. Changes in or insufficient availability of Oxywell's System from the manufacturer could result in slower revenue growth and adversely affect the Company's financial and business plan. In addition, the public's concerns about the health aspects or effectiveness of its products may affect the Company's sales. These and other issues and concerns could lead to resistance to use of the Company's product as a viable alternative to bottled water products. If these or other concerns diminish its growth and/or commercial viability, the Company's business, operating results and financial condition could be materially adversely affected.

     9. The Company Relies Heavily Upon Present Management and its Limited Management Resources May Not be Sufficient for the Future. The Company depends substantially upon the efforts and skills of W.H. Liesner, its president and chief executive officer and his team.( See section "Management") We do not maintain key man life insurance on Mr. Liesner. We will require additional management in order to perform all responsibilities necessary or beneficial for management to perform. The Company's success in attracting additional qualified personnel will depend on many factors, including its ability to provide them with competitive compensation arrangements, equity participation and other benefits. There is no assurance that we will be successful in attracting highly qualified individuals in key management positions.

     10. The Company Could, In The Future Issue Shares Of Its Authorized Preferred Class Of Stock. Although the Company has not issued and has no present plans to issue any shares of preferred stock, its articles of incorporation authorize the issuance of preferred stock. Dividends on the preferred stock, if any were issued, would be preferential to any dividends on the common stock. Any investor who needs or desires dividend income from his investment should not purchase any of the Company's common stock. Additionally, the Board of Directors of the Company may set rights and preferences to the preferred shares, including voting rights, which could have the effect of preventing a change in control of the then existing management of the Company.

     13. Lack of Revenues and Development Stage Company. The Company faces all of the risks inherent in a new business. There is no information at this time upon which to base an assumption that the Company's plans will either materialize or prove successful. There can be no assurance that any of the Company's business activities will result in any operating revenues or profits. Investors should be aware that they might lose all or substantially all of their investment.

ITEM 2      MANAGEMENT DISCUSSION AND ANALYSIS:

The following discussion should be read in conjunction with the Company's financial statements and the notes thereto and the other financial information appearing elsewhere in this document. In addition to historical information, the following discussion and other parts of this document contain certain forward-looking information. When used in this discussion, the words "believes", "anticipates", "expects", and similar expressions are intended to identify forward-looking statements. Such statements are subject to certain risks and uncertainties, which could cause actual results to differ materially from those projected due to a number of factors beyond the Company's control. The Company does not undertake to publicly update or revise any of its forward-looking statements even if experience or future changes show that the indicated results or events will not be realized. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Readers are also urged to carefully review and consider the Company's discussions regarding the various factors, which affect its business included in this section and elsewhere in this Registration Statement.

                               Plan of Operation.

To date, we have not received any revenues and have incurred ongoing operating losses since inception due to costs related to business development, legal and accounting fees, consulting fees and other costs associated with establishing a business. We have no internal sources of liquidity and we do not currently generate any internal cash flow to fund working capital needs. These factors raise substantial doubt about our ability to continue as a going concern. We are currently conducting limited operations and our operating expenses have been minimized until we are able to raise external funds or generate internal cash flows. The Company's current cash needs are funded by its President and majority shareholder, Wilhelm Liesner.

The company is planning to introduce the product in five stages. The first stage will be a "test market" in a single metro location, San Diego, to confirm the consumer acceptance our consumer research and market investigations have led us to expect. We anticipate this first stage will last three to six months and will cost approximately $65,000. The second stage will be a "rehearsal market" in the Southern California region to ensure all our Distribution Logistics and Ordering Systems are as fault-free as they can be made. The third, fourth and fifth stages will complete national distribution with the third stage likely to include the remainder of the Pacific Region and the Southwest Region, the fourth stage - the Northeast Region, and the fifth and final stage - the remainder of the U.S.A. The Company is in the final stages of completing its marketing and financing plans. Current objective is to introduce to the test market in the fourth quarter of calendar 2002.

Financing of the first stage is anticipated to come from shareholder loans and investors' funds. Financing of the second stage is anticipated to come from a blend of investors' funds and profits from sales. Financing of stages three, four and five is anticipated to come from profits from sales. Specific timing of each succeeding stage is thus totally dependent upon the rate of sales success. The company currently anticipates complete national availability will be achieved within two years from the start of marketing.

Consumers will be made aware of the product's benefits and informed about how to order it by a combination of paid and unpaid media. Specific details and timings of the company's communications' program will ultimately depend upon budget availability. The company's basic starter website will educate consumers as well as serve as an one of the ordering locations. The website will be expanded and linked to other sites and search engines as funds permit. As market interest develops, printed brochures will be used to educate consumers and will contain an order form, which will be distributed opportunistically to health and fitness establishments, media people, at health and fitness trade shows and any other venues that represent an interest. Powerpoint presentations will be created to educate PR professionals, media people and prominent health and fitness authorities. Interviews with the lifestyle and health and fitness writers with local newspapers and magazines, then writers with regional, then national magazines, will be arranged in order to secure articles for the product. Ads in local newspapers and magazines, then regional, then national magazines will be placed as the stages of introduction progress. Local television commercials/infomercials will be created and aired as markets develop. Targeted national e-mail campaigns will be considered.
   We do not expect any significant purchases or sales of plant and significant equipment. We do not expect significant changes in the number of our employees or in our business operations; provided, however, that if we are unable to successfully market the Oxywell System we may be required to change our business or cease operations altogether.

                        Liquidity and Capital Resources.

The Company's future funding requirements will depend on numerous factors, some of which are beyond the Company's control. These factors include the Company's ability to operate profitably, its ability to recruit and train management and personnel, and its ability to compete with other, better-capitalized and more established competitors who offer alternative or perhaps similar products to those of the Company. Management believes that the Company can satisfy its cash requirements over the next twelve months by advances from its President and majority shareholder and/or through debt or equity offerings and private placements.

We anticipate we will begin marketing the product in approximately three to six months after completing an initial market assessment to gauge interest in the product. We do not presently generate profits and we expend approximately $3,000 to $5,000 per month for working capital and general corporate purposes, including any marketing expenses. We anticipate our monthly operating costs to increase to $25,000 per month once operations commence, excluding any amounts committed for purchases. We expect our cash requirements for the twelve months ending December 31, 2002 to be approximately $119,710 as follows:

Product commitment costs.. ....................      $   65,500        55%
Other product costs...........................      $     4,710         4%
General operating expenses ....................      $   22,000        18%
Marketing and advertising........................    $   27,500        23%
Total...............................................  $ 119,710       100%

Currently, the President and majority stockholder has committed to and is in the process of advancing the Company $45,000 over the next several weeks which the Company estimates will bring it to a point in its development where it can introduce the product into the test market. Additionally, the President and majority stockholder has committed to advancing funds to the Company over the next twelve months, as necessary, to ensure that the Company can continue as a going concern.
The majority of the Company's cash requirements results from the minimum monthly purchase commitments pursuant to the Oxywell Agreement. The Company does not have any financing arrangement with Oxywell GmbH and the unit cost per the Oxywell Agreement is $65.50. The Company's ability to meet these cash requirements is dependent upon the Company's ability to successfully obtain external financing, to market and develop national marketing channels, and to generate revenues. The Company operates in an intensely competitive industry and many of its competitors have much greater resources. If the Company is unsuccessful in developing and maintaining a market for the Oxywell product and does not obtain the minimum purchase levels, the principle shareholder has the right to reduce the geographic scope of the territory or add other distributors to the territory at which time the minimum purchase levels would be decreased proportionately. Notwithstanding these provisions, the Company has the right to retain both the geographic scope and exclusivity, if the Company purchases the minimum number of units required by the agreement. There can be no assurance that any of the Company's business activities will result in any operating revenues or profits. Investors should be aware that they might lose all or substantially all of their investment. There is no assurance the net proceeds from any successful financing arrangement will be sufficient to cover cash requirements during the initial stages of the Company's operations.

The continued existence of the Company is dependent upon its ability to meet future financing requirements and the success of future operations. These factors raise substantial doubt about the Company's ability to continue as a going concern. Management believes that actions presently taken to revise the Company's operating and financial requirements provide the opportunity for the Company to continue as a going concern. The Company's ability to achieve these objectives cannot be determined at this time.


Contractual Obligations

The exclusive license to market and sell the Oxywell System in North America is subject to the Company maintaining minimum purchases of the product of 1,000 units monthly for the period from December 2002 through February 2003; 5,000 units monthly from March 1 through November 30, 2003, and an increase of thirty per cent annually beginning on December 1 for each succeeding year of the remaining term of the agreement. Future minimum purchase commitments over the next five years for the twelve months ended December 31 are as follows: (2002:
$65,500; 2003: $3,504,250; 2004: $5,236,725; 2005: $6,807,743; and 2006:
$8,850,065). In the event that the Company does not obtain the minimum purchase levels, the principle shareholder has the right to reduce the geographic scope of the territory or add other distributors to the territory at which time the minimum purchase levels would be decreased proportionately. Notwithstanding these provisions, the Company has the right to retain both the geographic scope and exclusivity, if the Company purchases the minimum number of units required by the agreement

Related Party Transactions

The Company has been dependent upon its president and majority stockholder to advance funds as necessary to cover current operating expenses. The advances are unsecured, non-interest bearing, and due on demand. At December 31, 2001, total funds advanced by the President and majority stockholder were $61,305. On January 2, 2002, the Board of Directors agreed to transfer 330,000 shares of common stock held in Healthbridge, Inc. to its Mr. Liesner for past services rendered and in full satisfaction of $61,305 in shareholder loans advanced through December 31, 2001 The shares were valued at the closing bid on Janauary 2, 2002 of $0.23 per share totaling a value of $75,900.00 The difference between the aggregate value of the Healthbridge shares and the amount of the loans constitutes payment by the Company for past services rendered by Mr. Liesner, which were valued at the fair market value of the services rendered. The transaction was consumated on terms equivalent to those that prevail in an arm's-length transaction that being on terms that are at least as favorable to the Company as it would expect to receive from an unaffiliated third party.

At December 31, 2001, the Company also had $75,000 included in accounts payable due to two companies in which the Company's President and majority stockholder is also the President and sole owner of the those two companies. The business purpose of the arrangement provided for monthly consulting fees of $5,000 per month for the period from October 1, 1996 through August 31, 1997 payable to Rig Real, a German company, and $5,000 per month for the period from September 1, 1997 through December 31, 1997 payable to REAL Wohnbau, a German company, totaling $20,000. The fees were determined based on the fair market value of the services rendered. There was no contract with either entity.

Recent Accounting Pronouncements
The Financial Accounting Standards Board ("FASB") has issued the following pronouncements, none of which are expected to have a significant affect on the financial statements:

SFAS No.141, "Business Combinations." SFAS No. 141 requires that all business combinations be accounted for under the purchase method of accounting. SFAS No. 141 also changes the criteria for the separate recognition of intangible assets acquired in a business combination. SFAS No. 141 is effective for all business combinations initiated after June 30, 2001.

SFAS No. 142, "Goodwill and Other Intangible Assets." SFAS No. 142 addresses accounting and reporting for intangible assets acquired, except for those acquired in a business combination. SFAS No. 142 presumes that goodwill and certain intangible assets have indefinite useful lives. Accordingly, goodwill and certain intangibles will not be amortized but rather will be tested at least annually for impairment. SFAS No. 142 also addresses accounting and reporting for goodwill and other intangible assets subsequent to their acquisition. SFAS No. 142 is effective for fiscal years beginning after December 15, 2001.

SFAS No. 143, "Accounting for Asset Retirement Obligations." SFAS No. 143 addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. SFAS No. 143 is effective for financial statements issued for fiscal years beginning after June 15, 2002.

FASB issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets." This statement addresses financial accounting and reporting for the impairment or disposal of long-lived assets. SFAS No. 144 is effective for financial statements issued for fiscal years beginning after December 15,2001, and interim periods within those fiscal years.


ITEM 3.        DESCRIPTION OF PROPERTY.

 The Company's executive offices are currently located at 509 N. Winnetka, Suite 207, Dallas, Texas 75211 under a month-to-month sub-lease with Wilhelm Liesner, the Company's principal shareholder and executive officer. The Company pays rent of $250.00 per month for the leased space. There are no written documents memorializing the foregoing. The Company is not responsible for reimbursement for out-of-pocket office expenses, such as telephone, postage or supplies.

ITEM 4.       SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT.

         The following table sets forth certain information regarding the beneficial ownership of common stock, the only class of voting securities of the Company outstanding as of the filing date of this registration statement, by (i) each person known by the Company to beneficially own more than five percent of the Company's common stock; (ii) each director and executive officer of the Company; and (iii) all current directors and executive officers of the Company as a group. The beneficial holder of more than five per cent of the Company's common stock as of the filing date of this registration statement is as follows:


                      Name and            Amount and              Percentage
Title of              Address of          Nature of                of Class*
Class                 Beneficial Owner    Beneficial Ownership
 --------             ----------------    --------------------    ----------
common stock, par     Wilhelm Liesner        3,737,500(1)             65 %
value $.01           2807 Allen Street,         Direct
per share            Suite 713
                     Dallas, Texas 75204


   *Based on 5,771,115 shares issued and outstanding as of the filing date of this registration statement.

(1) For purposes of this table, beneficial ownership is determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended, and generally includes voting or investment power with respect to securities.

           The number of shares of common stock of the Company owned by the Directors and Executive Officers of the Company as of the filing date of this registration statement is as follows:

                       Name and              Amount and         Percentage
Title of              Address of             Nature of           of  Class
Beneficial Ownership    Class                  Class*
 --------            ----------------      ----------------     ----------
Common stock, par    Wilhelm Liesner         3,737,500(1)          65 %
value $.01           2807 Allen Street,          Direct
per share            Suite 713
                     Dallas, Texas

Common stock, par    Walter Brinkmann          50,000(1)          .01%
value, $.01          16 Colgrove Down Direct
per share            Cumnor Hill
                     Oxford, OX2 9HT
                     England

Common stock, par    Charles Conn             200,000  (1)        .03%
value, $.01          350 Rathburn Rd. W.       Direct
per share            Suite 1903
                     Mississauga, Ont. L5B 3Y2

All Officers and Directors as a Group (3 persons)                  69 %

*     Based on 5,771,115 shares issued and outstanding.

(1) For purposes of this table, beneficial ownership is determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended, and generally includes voting or investment power with respect to securities.


ITEM 5.   DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

      (a) Directors and Executive Officers.
         The table below reflects certain information about each of our officers and directors.

  Name                       Age          Position

  Wilhelm H. Liesner         68           Chairman, Chief Executive Officer
                                          President

  Charles W. Conn            64           Director

  Mr. Walter Brinkman        59           Director


      Directors of the Company serve for a term of one year or until their successors are elected. Officers are appointed by, and serve at the pleasure of, the Board. The Directors and Executive Officers of the Company are as follows:

Wilhelm Liesner, age 68. CEO, President and Director. Mr. Liesner has held the offices of CEO, President and has been a Director of the Company since 1996. Mr. Liesner has been an investor, operator, financier and manager of trading, manufacturing and real estate ventures in Europe and the United States for 25 years. He founded his own investment company in 1982 and continues to serve as its president. He is the General Partner of numerous private partnerships and has been, since 1998, on the Board of Directors of Healthbridge Inc. a NASDAQ-listed company.

Charles W. Conn, Age 64. Director. Mr. Conn began his career at Young & Rubicam Advertising in Toronto, Canada. After a brief tenure as Senior Brand Manager at Libby's, Mr. Conn joined Young & Rubicam in New York where he spent three years working on major accounts. Mr. Conn subsequently assumed the position of Vice President, Group Account Manager at J. Walter Thompson, Canada and was subsequently promoted to Vice President General Manager of the company. In 1983 Mr. Conn became Director of Marketing for Bright's Wines, Canada's largest winery. Mr. Conn has been a Director of the Company since November, 2001.

Mr. Walter Brinkmann, Age 59. Director. Mr. Brinkmann started working at Colgate-Palmolive in Brussels where he eventually became New Products Manager, Benelux after earning his degree from the Technical University of Berlin and his MBA from INSEAD at Fontainebleau. Thereafter, Mr. Brinkmann was employed by McKinsey & Co., Dusseldorf, where he specialized in developing new consumer brand strategies for major European companies and U.S. subsidiaries operating in Europe. In 1984, Mr. Brinkmann joined Bayer AG as Director of Marketing, Consumer Products Division, and became General Manager of Bayer's German operations in 1987. From 1990 onward, he created and managed the European Affairs Office for the Coca-Cola Company and a European governmental affairs network within the EU and candidate countries. Since late 2000, Mr. Brinkmann has operated from the United Kingdom as an independent consultant in his fields of expertise. Mr. Brinkmann has been a Director of the Company since December, 2001.


(b) Significant Employees.

   There are presently no other employees of the Company other than its executive officer, Wilhelm Liesner.

(c) Family relationships.

     Ms. Tanya Leonard, who is the Secretary/Treasurer of the Company is the daughter of the Company's CEO, Wilhelm Liesner.

(d) Involvement in certain legal proceedings.

      During the past five years, none of the directors or officers of the Company (i) has had any bankruptcy petitions filed by or against them, (ii) has been convicted in a criminal proceeding or been subject to a pending criminal proceeding, (iii) has been subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities; nor (iv) has been found by a court of competent jurisdiction (in a civil action), the Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated.

ITEM 6.  EXECUTIVE COMPENSATION.

In November, 2001, the Company entered into a License Agreement with Wilhelm Liesner, its principal shareholder, who is also an officer and director of the Company pursuant to which Mr. Liesner granted to the Company an exclusive license to market and sell the Oxywell System in the United States, Puerto Rico and Canada (the "License Agreement"). Mr. Liesner holds the foregoing marketing rights through an agreement entered into between Mr. Liesner and Oxywell GmbH, a German company which holds the patent and other proprietary rights to the Oxywell System and trade names and trademarks associated with the System. Pursuant to the License Agreement, Mr. Liesner is to receive a royalty of two per cent (2%) of the gross revenues from sale of the Oxywell products. Additionally Mr. Liesner was issued 1,000,000 shares of the Company's common stock in consideration for the granting by him of the exclusive license to the Company, which were issued to him in November, 2001. Also in November, 2001, the Company issued to Mr. Liesner a total of 250,000 shares of its common stock in consideration for past services rendered as an officer of the Company. On January 2, 2002, the Board of Directors agreed to transfer 330,000 shares of common stock held in Healthbridge, Inc. to its president and majority stockholder for past services rendered and in full satisfaction of $61,305 in shareholder loans advanced through December 31, 2001. The shares were valued at the closing bid price on January 2, 2002 of $0.23 per share totaling a value of $75,900.00.

         With the exception of the foregoing, Mr. Liesner has received no monetary or other compensation from the Company in the Company's last three fiscal years.

         No retirement, pension, profit sharing, stock option plans or other compensatory programs have been adopted by the Company for its officers or directors.

         Directors serve without fees or any other compensation for their services.

ITEM 7.  CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS.

In November, 2001, the Company entered into a licensing agreement with its principal shareholder, Wilhelm Liesner, pursuant to which Mr. Liesner granted the Company an exclusive right to market and sell the Oxywell System and products in the United States, Canada and Puerto Rico and an option to sell and market the Oxywell product in Mexico ("Licensing Agreement"). The rights granted to the Company are virtually co-extensive with those rights which were granted to Mr. Liesner under an exclusive marketing agreement entered into by Mr. Liesner with Oxywell GmbH, the owner of the Oxywell system. (See paragraph 7 of "Business of Issuer" entitled "Patents, trademarks, licenses, franchises, concessions, royalty agreements or labor contracts"). Pursuant to the Licensing Agreement, Mr. Liesner is to receive a royalty of two per cent (2%) of the gross sales of the Oxywell product. Mr. Liesner also received 1,000,000 shares of the Company's common stock as part of the consideration paid by the Company for the License Agreement. In November, 2001, the Company issued to Mr. Liesner 250,000 shares of the Company's common stock in consideration for past services rendered by Mr. Liesner as an officer of the Company. On January 2, 2002, the Board of Directors agreed to transfer 330,000 shares of common stock held in Healthbridge, Inc. to Mr. Liesner for past services rendered and in full satisfaction of $61,305 in shareholder loans advanced through December 31, 2001. The shares were valued at the closing bid price on January 2, 2002 of $0.23 per share totaling a value of $75,900.00. The difference between the aggregate value of the Healthbridge shares and the amount of the loans constitutes payment by the Company for past services rendered by Mr. Liesner, which were valued at the fair market value of the services rendered. The transaction was consumated on terms equivalent to those that prevail in an arm's-length transaction that being on terms that are at least as favorable to the Company as it would expect to receive from an unaffiliated third party.



         (b) As of filing date of this registration statement, Mr. Liesner holds a total of 3,737,500 shares of the Company's common stock which represents 65 % of the issued and outstanding shares.


         (c) Transactions with Promoters.

            None.


 .ITEM 8.  DESCRIPTION OF SECURITIES.

(a)      Common Stock

         The Company is authorized to issue up to 30,000,000 shares of common stock, par value $.01 per share ("common stock"), of which 5,771,115 shares are issued and outstanding. Holders of common stock are entitled to one vote for each share held of record on each matter submitted to a vote of stockholders. There are no preemptive rights nor cumulative voting for election of directors. Subject to the prior rights of any series of preferred stock which may from time to time be outstanding, if any, holders of common stock are entitled to receive ratably, dividends when, as, and if declared by the Board of Directors out of funds legally available therefore and, upon the liquidation, dissolution, or winding up of the Company, are entitled to share ratably in all assets remaining after payment of liabilities and payment of accrued dividends and liquidation preferences on the preferred stock, if any. Holders of common stock have no preemptive rights and have no rights to convert their common stock into any other securities. The outstanding common stock is validly authorized and issued, fully paid, and nonassessable.

(b)      Preferred Stock

            The Company is authorized to issue up to 5,000,000 shares of preferred stock, par value $.25 per share, of which no shares of preferred stock are issued and outstanding on the date of this Registration Statement. The Company's board of directors has the authority, without action by our stockholders, to designate and issue preferred stock in one or more series. Our board of directors may also designate the rights, preferences, and privileges of each series of preferred stock, any or all of which may be greater than the rights of the common stock. At present, the Board of Directors of the Company has not established the rights and preferences of the Company's preferred stock. It is not possible to state the actual effect of the issuance of any shares of preferred stock on the rights of holders of the common stock until the board of directors determines the specific rights of the holders of the preferred stock. However, these effects might include:
o        restricting dividends on the common stock;
o        diluting the voting power of the common stock;
o        impairing the liquidation rights of the common stock;
o delaying or preventing a change in control of TAC without further action by the stockholders.

The Company has no present plans to issue any shares of preferred stock.

(c)  Change in Control Provisions.

There are no provisions in the Company's Certificate of Incorporation or By-laws which would delay, defer or prevent a change in control of the Company. There are provisions in the Company's By-Laws which may be deemed to delay or defer a change in control. These include (i) that no special meeting may be called by stockholders unless a request is made in writing by shareholders holding at least sixty-six and two thirds of the issued and outstanding shares of the Company's common stock and entitled to vote; (ii) nominations of persons for election to the Board of Directors may only be made by a stockholder delivering notice to the Company at least 60 days prior to the annual or a special meeting called for the purpose of electing a director or not later than 10 days following the date on which the Company announces the special or annual meeting and providing in the notice all information relating to such person that is required to be disclosed pursuant to Regulation 14A under the Securities Exchange Act of 1934, including such person's written consent to be nominated and to serve if elected; (iii)any proposal by a stockholder of business to be considered at an annual meeting must also be delivered to the Company within the same time limitations set for nominations of persons for election to the Board and must include a brief description of the proposed business to be considered, the reasons for conducting such business and any material interest in such business of such stockholder.

PART II.

ITEM 1. MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT'S COMMON EQUITY AND OTHER SHAREHOLDER MATTERS

(a)      Market information.

         There is presently no trading market for the Company's common stock. There is no assurance that a trading market will ever develop or, if such a market does develop, that it will continue. Upon the effective date of this Registration Statement, the Company intends to cause to be filed a Form 15C-211 with the National Association of Securities Dealers ("NASD") to permit the Company's common stock to be quoted on the NASDQ Bulletin Board. Subject to approval of the NASD, the Company's shares of common stock will trade on the Bulletin Board under the symbol TACC, if available. There are no outstanding warrants to purchase or securities convertible into the Company's common stock. The Company has issued a total of 200,000 options to an outside consultant, convertible into an equal number of shares of the Company's common stock at an exercise price of $1.00 a share for 100,000 shares and $2.00 a shares for the remaining 100,000 shares all of which expire on November 6, 2006, or sooner if the optionee's consulting relationship with the Company ceases prior to that date. The granting of the options to the consultant represents consideration in lieu of a salary or other monetary compensation for the work to be performed by the consultant on behalf of the Company, primarily in establishing a commercial distribution network for promotion of the product in major resort areas. Under the terms of the contractual grant, the consultant may exercise his options at any time. The grant price was negotiated between the Company and the consultant which was substantially greater than the per share value of the stock at the date of grant and was arrived at for the primary purpose of providing incentive to the consultant to develop the market so that the options would have value in the future. With the exception of the grant of options to the consultant, the Company has granted no other options nor established a stock option plan for its employees, directors or consultants.

         Market Price

         The Company's common stock is not quoted at the present time. The Securities and Exchange Commission has adopted a Rule which established the definition of a "penny stock," for purposes relevant to the Company, as any equity security that has a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require: (i) that a broker or dealer approve a person's account for transactions in penny stocks; and (ii) the broker or dealer receive from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased. In order to approve a person's account for transactions in penny stocks, the broker or dealer must (i) obtain financial information and investment experience and objectives of the person; and (ii)make a reasonable determination that the transactions in penny stocks are suitable for that person and that person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks. The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prepared by the Commission relating to the penny stock market, which, in highlight form, (i) sets forth the basis on which the broker or dealer made the suitability determination; and (ii) that the broker or dealer received a signed, written agreement from the investor prior to the transaction. Disclosure also has to be made about the risks of investing in penny stock in both public offering and in secondary trading, and about commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

         Effective January 4, 1999, the National Association of Securities Dealers, Inc. (the "NASD") requires that companies listed for trading on the Bulletin Board must file a Form 10-SB that must become effective by operation of law and have no outstanding comments before trading may commence.

Transfer Agent

         Holladay Stock Transfer, Inc., 2939 N. 67th Place, Scottsdale, Arizona 85251 currently acts as the Company's transfer agent.

(b)      Holders.

         According to the Company's transfer agent, there are 236 shareholders of record of the Company's common stock.

(c)      Dividends.
         The Company has not paid any dividends since its inception and does not anticipate paying any dividends in the foreseeable future.

ITEM 2.   LEGAL PROCEEDINGS.

          The Company is not presently a party to any pending litigation or proceeding nor, to the knowledge of management, is any litigation or proceeding threatened.

ITEM 3. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE.

            None.

ITEM 4.  RECENT SALES OF UNREGISTERED SECURITIES.

         In November, 2001, the Company issued to outside counsel 40,000 shares of its common stock, at a price of $0.10 per share, aggregating $4,000.00 as payment for legal services. The price per share was negotiated and agreed upon by the parties. The Company relied on exemptions provided by Section 4(2) of the Securities Act of 1933 (the "Act") as amended, for the issuance of the shares of common stock. No underwriting or other commissions were paid in connection with the issuance of these shares.

         In November 2001, the Company issued 250,000 shares of the Company's Common Stock at $.10 a share to the Company's President, Wilhelm Liesner in consideration for the Company's receipt of past services rendered to the Company, including management and consulting services. All of the shares were issued pursuant to Section 4(2) of the Act. No underwriting or other commissions were paid in connection with the issuance of these shares.

         In November 2001, the Company issued 1,000,000 shares of the Company's Common Stock to the Company's President, Wilhelm Liesner, in consideration for Mr. Liesner's granting to the Company an exclusive license to market and sell the Oxywell water-oxygenating system in North America. The transaction was valued at a nominal value of $0.01 a share because (i) the fair market value of the common stock could not be measured objectively and reliably due to a lack of trading history and an established trading market and (ii) the fair value of the license cannot be determined and future cash flows are uncertain. There was no consideration paid by Liesner for the license prior to Liesner granting the licensing rights to the Company. All of the shares were issued pursuant to
Section 4(2) of the Act. No underwriting or other commissions were paid in connection with the issuance of these shares.

         In November, 2001, the Company issued 200,000 shares of the Company's Common Stock at $.10 a share to C.W. Conn in consideration for past marketing and consulting services rendered to the Company. All of the shares were issued pursuant to Section 4(2) of the Act. No underwriting or other commissions were paid in connection with the issuance of these shares.

         In November, 2001, the Company issued 50,000 shares of the Company's Common Stock at $.10 a share to Tanja Leonard in consideration for past accounting and bookkeeping services rendered to the Company. All of the shares were issued pursuant to Section 4(2)of the Act. No underwriting or other commissions were paid in connection with the issuance of these shares.

         In November, 2001, the Company had issued 200,000 shares of the Company's Common Stock at $.10 a share to an outside consultant to the Company in consideration for past consulting services rendered to the Company. Subsequent to December 31, 2001, the Company negotiated with the consultant for a reduction of the total number of shares to a total of 75,000 shares. The remaining 125,000 shares were subsequently cancelled. Issuance of the shares to the outside consultant was in payment for advice and assistance provided to the Company since 2000. All of the shares were issued pursuant to Section 4(2) of the Act. No underwriting or other commissions were paid in connection with the issuance of these shares.

         In November, 2001, the Company issued 50,000 shares of the Company's Common Stock at $.10 a share to Walter Brinkmann in consideration for director's fees. All of the shares were issued pursuant to Section 4(2) of the Act. No underwriting or other commissions were paid in connection with the issuance of these shares.

         In issuing the above shares, the Company relied on the fact that it was neither a reporting company, nor an investment company; that it has a specific business plan and purpose; the total value of the sales did not exceed $1,000,000.00; each of the sales was in a private transaction; there was no general solicitation or general advertising involved in the sale of the shares and the shares which were issued were restricted shares.

         All the persons who were issued shares of the Company's common stock have been made aware by the Company in writing that the shares are restricted under the Act and that the shares must be held indefinitely until the shares are registered or an exemption from registration is available.


ITEM 5.  INDEMNIFICATION OF OFFICERS AND DIRECTORS.

         The Company's Bylaws provide that the Company shall (a) indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director or officer of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another Corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he is not liable pursuant to NRS 78.138, Revised Nevada Statutes; or acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful and (b indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that he is or was a director or officer of the Corporation, or is or was serving at the request of the Corporation as a director or officer, of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys' fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he is not liable pursuant to NRS 78.138, Nevada Revised Statutes or acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the Corporation; in each case to the fullest extent permissible under of Section
78.7502 of the Nevada Revised Statutes or the indemnification provisions of any successor statute. The foregoing right of indemnification shall in no way be exclusive of any other rights of indemnification to which any such person may be entitled, under any by-law, agreement, vote of stockholders or disinterested directors or direction of any court or otherwise, and shall inure to the benefit of the heirs, executors and administrators of such a person.

                                TABLE OF CONTENTS


Independent Auditors' Report............................................   2

Balance Sheets at December 31, 2001 and 2000 (unaudited), March 31, 2001, and March 31, 2000
........................................................................... 3

Statements of Operations for the nine months ended December 31, 2001 and 2000 (unaudited), the years ended March 31, 2001 and 2000, and for the period from inception (June 21, 1972) to December 31, 2001 .......................... 4

Statements of Stockholders' Equity (A Deficit) for the period from inception
(June 21, 1972) to December 31, 2001...............................     5-7

Statements of Cash Flows for the nine months ended December 31, 2001 and 2000 (unaudited), the years ended March 31, 2001 and 2000, and for the period from inception (June 21, 1972) to December 31, 2001 .......................... 8

Notes to the Financial Statements..............................        9-19

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors of
Technology Acquisition Corporation

We have audited the accompanying balance sheets of Technology Acquisition Corporation (A Development Stage Company, the "Company") as of December 31, 2001, March 31, 2001 and March 31, 2000, and the related statements of operations, stockholders' equity (a deficit), and cash flows for the nine months ended December 31, 2001, the years ended March 31, 2001 and 2000, and for the period from April 1, 1995 through December 31, 2001. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these statements based on our audits. The related statements of operations, stockholders' equity (a deficit), and cash flows of the Company from inception of the development stage on June 21, 1972 through March 31, 1995 were audited by other auditors whose report, dated June 28, 1995, expressed an unqualified opinion with an explanatory paragraph discussing an uncertainty to continue as a going concern. Our opinion on the statements of operations, stockholders' equity (a deficit) and cash flows from inception of the development stage on June 21, 1972 through December 31, 2001, insofar as it relates to amounts for prior periods through March 31, 1995, is based solely on the report of other auditors.

We conducted our audits in accordance with generally accepted auditing standards in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2001, March 31, 2001 and March 31, 2000, and the results of its operations and its cash flows for the periods indicated in conformity with generally accepted accounting principles in the United States.

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company has incurred net operating losses since inception (June 21, 1972.) The Company is devoting substantially all of its present efforts in establishing its business. Management's plans regarding the matters which raise substantial doubt about the Company's ability to continue as a going concern are also disclosed in Note 2 to the financial statements. The continued existence of the Company is dependent upon its ability to meet its future financing requirements and the success of future operations. These factors raise substantial doubt about the Company's ability to continue as going concern. The accompanying financial statements do not include any adjustments that might result from the outcome of this uncertainty.


/s/  Clancy and Co., P.L.L.C.
Clancy and Co., P.L.L.C.
Phoenix, Arizona
January 10, 2002

                       TECHNOLOGY ACQUISITION CORPORATION
                          (A Development Stage Company)
                                 Balance Sheets
         December 31, 2001 and 2000 (unaudited), March 31, 2001 and 2000

                                                                                                      (unaudited)
                                                                    December 31,    December 31,        March 31,         March 31,
ASSETS                                                                  2001             2000             2001               2000
------                                                                  ----             ----             ----               ----

Current Assets
   Cash                                                            $        3         $      70        $      25         $     103

Other Assets - Marketable Equity Securities (Note 3, 8)                72,600           237,600           82,500           267,300
                                                                       ------           -------           ------           -------

Total Assets                                                     $     72,603       $   237,670       $   82,525        $   67,403
                                                                       ======           =======           ======            ======

LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities
   Accounts Payable                                              $     75,579       $    75,000       $   84,669        $   75,000
   Loans from Shareholders (Note 4)                                    61,305            14,605           37,100             5,100
                                                                       ------            ------ --        ------ --          -----
Total Current Liabilities                                             136,884            89,605          121,769            80,100

Commitments and Contingencies                                            None              None             None              None

Stockholders' Equity
Preferred Stock:  $0.25 Par Value
   Authorized:  5,000,000
   Issued and outstanding:  None                                         None              None             None              None
Common Stock: $0.01 Par Value
   Authorized Shares:  30,000,000
   Issued and Outstanding:
       5,896,115, December 31, 2001
       4,106,115, March 31, 2001 and 2000                              58,961            41,061           41,061            41,061
Additional Paid In Capital                                           4235,938         4,164,838        4,164,838         4,164,838
Loss Accumulated During the Development Stage                     (4,349,280)       (4,057,834)      (4,245,143)       (4,018,596)
Accumulate Other Comprehensive Loss                                   (9,900)                 -                -                 -
                                                                      -------      ----------------- ------------   - ------------
Total Stockholders' Equity (A Deficit)                               (64,281)           148,065         (39,244)           187,303
                                                                     --------           -------         --------           -------


Total Liabilities and Stockholders' Equity                       $     72,603       $   237,670       $   82,525       $   267,403
                                                                       ======           =======           ======           =======





              The accompanying notes are an integral part of these
                             financial statements.

                       TECHNOLOGY ACQUISITION CORPORATION
                          (A Development Stage Company)
                            Statements of Operations
              For the nine months ended December 31, 2001 and 2000
              (unaudited), the years ended March 31, 2001 and 2000, and for the period from inception (June 21, 1972) to
                                December 31, 2001

                                                                                                                       From
                                                                    (unaudited)                                      Inception
                                                   Nine Months      Nine Months     Year Ended        Year       (June 21, 1972)
                                                      Ended            Ended         March 31,    Ended March    to December 31,
                                                   December 31,     December 31,       2001         31, 2000          2001
                                                       2001             2000            ----             ----          ----
                                                       ----             ----
Revenues                                               $     0         $      0        $    0        $     0          $      0


General and Administrative Expenses                  (104,137)          (9,538)      (41,747)       (27,978)         (734,686)
                                                     ---------          -------      --------       --------         ---------

Operating Loss                                       (104,137)          (9,538)      (41,747)       (27,978)         (734,686)


Other Expenses
   Realized Losses on Permanent Declines in
      Marketable Equity Securities
                                                             -         (29,700)     (184,800)      (887,700)       (1,567,500)
   Interest Expense                                          -                0                                      (359,826)
                                                    -----------       ----------    ------------- --------------     ---------
                                                                                            0              0
                                                                                            -              -
Total Other Expenses                                         -         (29,700)     (184,800)      (887,700)       (1,927,326)
                                                   -----------         --------     ---------      ---------       -----------

Net Loss Before Discontinued Operations

                                                     (104,137)         (39,238)     (226,547)      (915,678)       (2,662,012)


Discontinued Operations
   Operating Loss (Note 6)                                   -                -             -              -       (2,400,617)
   Gain on Disposal of Discontinued
      Operations (Note 6)                                    -                -             -               -           713,349
                                              -------------  - ----------     - ------------- -------------- -----     -------

Loss from Discontinued Operations                            -                -             -               -       (1,687,268)
                                              -------------  - ---------      - ------------- --------------       -----------

Net Loss Available to Common Stockholders

                                                    $(104,137)      $  (39,238)   $ (226,547)    $ (915,678)     $ (4,349,280)
                                                     ========          =======      ========       ========        ==========


Basic Loss Per Share of Common Stock
   Net Loss Before Discontinued Operations
                                                    $   (0.02)      $    (0.01)      $ (0.06)      $  (0.22) $        (0.60)
                                                        =====            ======        ======         ======

   Discontinued Operations                                   -                -             -              -          (0.39)

   Net Loss Per Common Share                        $   (0.02)      $    (0.01)      $ (0.06)      $  (0.22) $        (0.99)
                                                        =====            ======        ======         ======          ======


Weighted Average Number of
Common Shares Outstanding                            4,379,497        4,106,115     4,106,115      4,106,115         4,379,497
                                                     =========        =========     =========      =========         =========

   The accompanying notes are an integral part of these financial statements.

                       TECHNOLOGY ACQUISITION CORPORATION
                          (A Development Stage Company)
                      Statements of Stockholders' Equity (A
             Deficit) For the Period from Inception (June 21, 1972)
                              to December 31, 2001

                                                                                                         Loss
                                                                                                      Accumulated     Accumulated
                                                                                         Additional    During the      Other
                                              Preferred       Common         Stock        Paid In     Development    Comprehensive
                                                Stock         Shares        Amount        Capital        Stage         Loss
                                                -----         ------        ------        -------        -----         ----
Inception, June 21, 1972                          -                -             -              -             -          -
Common stock issued for services at $0.01
     per share                                    -           20,000           200            800             -          -
Common stock issued for cash at $0.015 per
     share                                        -        1,040,600        10,406         69,210             -          -
Net loss from inception on June 21, 1972
     through March 31, 1987                       -                              -              -      (30,220)          -
                                                  -      ------------     ---------     ----------      --------          -
                                                                   -
Balance, March 31, 1987                           -        1,060,600        10,606         70,010      (30,220)          -
Expenses paid on behalf of the Company by
     a stockholder                                -                -             -             50     -                  -
Net loss, year ended March 31, 1988               -                -             -              -      (27,497)          -
                                                  -      ------------      --------    ----------      --------          -

Balance, March 31, 1988                           -        1,060,600        10,606         70,060      (57,717)          -
Expenses paid on behalf of the Company by
     a stockholder                                -                -             -          2,674             -          -
Net loss, year ended March 31, 1989               -                -             -              -      (25,904)          -
                                                  -      -------------    --------     ----------      --------          -

Balance, March 31, 1989                           -        1,060,600        10,606         72,734      (83,621)          -
Expenses paid on behalf of the Company by
     a stockholder                                -                -             -          1,600             -          -
Net loss, year ended March 31, 1990               -                              -              -       (1,275)          -
                                                  -      --------------    -------     ----------       -------          -

Balance, March 31, 1990                           -        1,060,600        10,606         74,334      (84,896)          -
Expenses paid on behalf of the Company by
     a stockholder                                -                -             -            568             -          -
Net loss, year ended March 31, 1991               -                -             -              -         (914)          -
                                                  -      ----------------------  - ----------   -         -----          -

Balance, March 31, 1991                           -        1,060,600        10,606         74,902      (85,810)          -
Expenses paid on behalf of the Company by
     a stockholder                                -                -             -          1,516             -          -
Net loss, year ended March 31, 1992               -                -             -              -       (1,087)          -
                                                  -      ---------------------   - ----------   -       -------          -

Balance, March 31, 1992                           -        1,060,600        10,606         76,418      (86,897)          -
Expenses paid on behalf of the Company by
     a stockholder                                -                -             -            521             -          -
Net loss, year ended March 31, 1993               -                -             -              -         (193)          -
                                                  -      ----------------------  - ----------   -         -----          -

Balance, March 31, 1993                            -       1,060,600        10,606         76,939      (87,090)          -
Expenses paid on behalf of the Company by
     a stockholder                                -                -             -             45             -          -
Net loss, year ended March 31, 1994               -                -             -              -         (494)          -
                                                  -      ----------------------  - -----------  -         -----          -

Balance, March 31, 1994                           -        1,060,600        10,606         76,984      (87,584)          -
Expenses paid on behalf of the Company by
     a stockholder                                -                -             -            400             -          -
Net loss, year ended March 31, 1995               -                -             -              -         (299)          -
                                                  -      ----------- ----------  - ----------   - --      -----          -

Balance, March 31, 1995                           -        1,060,600        10,606         77,384      (87,883)          -

   The accompanying notes are an integral part of these financial statements.

                       TECHNOLOGY ACQUISITION CORPORATION
                          (A Development Stage Company)
                 Statements of Stockholders' Equity (A Deficit)
                For the Period from Inception (June 21, 1972) to
                                December 31, 2001

                                                                                                            Loss
                                                                                                        Accumulated     Accumulated
                                                                                         Additional      During the        Other
                                              Preferred       Common         Stock        Paid In       Development    Comprehensive
                                                Stock         Shares        Amount        Capital          Stage            Loss
                                                -----         ------        ------        -------          -----            ----
Common stock issued for cash at $0.13 per
     share                                        -          19,400           194         12,416                -            -
Distribution to stockholders                      -               -             -        (9,450)                -            -
Net loss, year ended March 31, 1996               -               -             -              -          (3,267)            -
                                                  -      ---------------------  - ----------   -          -------            -

Balance, March 31, 1996                           -       1,080,000        10,800         80,350         (91,150)            -
Common issued for the acquisition of 100%
     of the outstanding stock of Wintex
     Corp., April 2, 1996                         -       2,400,000        24,000      2,496,009                -            -
Shares canceled                                   -            (80)           (1)              1                -            -
Capital contribution                              -               -             -         34,900                -            -
Common stock issued in exchange for
     organization expenses paid, August
     14, 1996                                     -         177,500         1,775        100,725                -            -
Common stock issued for cash at an average
     price of $0.335 per share during the
     six months ended September 30, 1996
                                                  -         208,695         2,087         67,913                -            -
Net loss, year ended March 31, 1997               -                             -                       (854,511)            -
                                                  -      ---------------------  - ---------------       ---------            -
                                                                  -                            -
Balance, March 31, 1997                           -       3,866,115        38,661      2,779,898        (945,661)            -
Common stock issued for services rendered
     at $1.00 per share, June 20, 1997
                                                  -          40,000           400         39,600        -                    -
Common stock issued for cash at $0.50 per
     share, June 23, 1997                         -          50,000           500         24,500        -                    -
Common stock issued for services rendered
     at $1.00 per share, July 24, 1997
                                                             50,000           500         49,500
Common stock issued for services rendered
     at $1.00 per share, August 26, 1997
                                                  -         100,000         1,000         99,000        -                    -
Net loss, year ended March 31, 1998               -               -             -                     (1,385,535)            -
                                                  -      ---------------------- - ---------------     -----------            -
                                                                                              -
Balance, March 31, 1998                           -       4,106,115        41,061      2,992,498      (2,331,196)            -
Net loss, year ended March 31, 1999               -               -             -                       (771,722)            -
                                                  -      ---------------------- - ---------------       ---------            -
                                                                                              -
Balance, March 31, 1999                           -       4,106,115        41,061      2,992,498      (3,102,918)            -
Debt converted to apic                            -               -             -      1,079,022                -            -
Accounts payable converted to apic                -               -             -         63,980                -            -
Capital contributions                             -               -             -         29,338                -            -


   The accompanying notes are an integral part of these financial statements.

                       TECHNOLOGY ACQUISITION CORPORATION
                          (A Development Stage Company)
                      Statements of Stockholders' Equity (A
             Deficit) For the Period from Inception (June 21, 1972)
                              to December 31, 2001

                                                                                                           Loss
                                                                                                        Accumulated     Accumulated
                                                                                        Additional      During the        Other
                                              Preferred       Common         Stock        Paid In       Development    Comprehensive
                                                Stock         Shares        Amount        Capital          Stage            Loss
                                                -----         ------        ------        -------          -----            ----
Net loss, year ended March 31, 2000               -                -             -             -          (915,678)           -
                                              ------    ---------------   --------         ------       ---------             -

Balance, March 31, 2000                           -        4,106,115        41,061      4,164,838      (4,018,596)            -
Net loss, year ended March 31, 2001               -                -             -              -        (226,547)            -
                                                  -     -----------------------  - ---------------       ---------            -

Balance, year ended March 31, 2001                -        4,106,115        41,061      4,164,838      (4,245,143)           -
Common stock issued for legal services
     rendered at $0.10 per share, November
     19, 2001                                     -           40,000           400          3,600                -           -
Common stock issued for consulting services
     rendered at $0.10 per share, November

     19, 2001 (Note 1)                            -          750,000         7,500         67,500                -           -
Common stock issued in exchange for                                                             -
     licensing agreement at $0.01 per

     share, November 19, 2001 (Note 1)            -        1,000,000        10,000                               -           -
Unrealized losses on marketable equity

     securities                                   -                -             -              -                -        (9,900)
Net loss, nine months ended  December 31,


     2001                                         -                -             -             -        (104,137)
                                                  -     -----------------------  - ---------------     -------         ----------

Balance, December 31, 2001                        -       $5,896,115    $   58,961     $4,235,938     $(4,349,280)     $  (9,900)
                                                           =========       =======      =========      ===========        =======








              The accompanying notes are an integral part of these
                             financial statements.

                       TECHNOLOGY ACQUISITION CORPORATION
                          (A Development Stage Company)
                            Statements of Cash Flows
              For the nine months ended December 31, 2001 and 2000
              (unaudited), the years ended March 31, 2001 and 2000, and for the period from inception (June 21, 1972) to
                                December 31, 2001

                                                                        (unaudited)
                                                         Nine Months    Nine Months
                                                            Ended          Ended        Year ended     Year Ended    Inception to
                                                         December 31,   December 31,     March 31,      March 31,     December 31,
                                                             2001           2000          2001           2000              2001
                                                             ----           ----          ----           ----              ----
Cash Flows From Operating Activities

Net Loss                                                 $ (104,137)    $  (39,238)    $ (226,547)    $ (915,678)    $(4,349,280)
Adjustments to Reconcile Net Loss to Net Cash Used

    In Operating Activities

     Depreciation                                                  0              0              0              0         434,010
     Common Stock Issued for Services                         79,000              0              0              0         270,000
     Common Stock Issued for Licensing Agreement              10,000              0              0              0          10,000
     Notes payable incurred for services rendered                  0              0              0              0         220,000
     Write down of inventory                                       0              0              0              0         572,829
     Gain on Asset Exchange                                        0              0              0              0       (713,349)
     Realized Losses on Marketable Securities                      0         29,700        184,800        887,700       1,567,500

Changes in Assets and Liabilities
    Increase (Decrease) in Accounts Payable                  (9,090)                         9,669        (1,257)         372,776
    Increase (Decrease) in Accrued Liabilities                     0              0              0              0         240,966
                                                      -----------  - ---------    - -----------  - -----------  - ---     -------

Total Adjustments                                             79,910         29,700        194,469        886,443       2,974,732
                                                      --      ------ -       ------        ------- -      -------       ---------
Net Cash Used In Operating Activities                       (24,227)        (9,538)       (32,078)       (29,235)     (1,374,548)


Cash Flows From Financing Activities
   Proceeds From the Sale of Common Stock                          0              0              0              0         187,226
   Loans From Shareholders                                    24,205          9,505         32,000              0          61,305
   Capital Contributions                                           0              0              0         29,338          71,612
   Proceeds on Notes Payable                                       0              0             0               0       1,054,408
                                                                   - --------     - ---------   -- ---------    -       ---------
Net Cash Provided By Financing Activities                     24,205          9,505         32,000         29,338       1,374,551
                                                              ------          -----         ------         ------       ---------

Increase (Decrease) in Cash and Cash Equivalents
                                                                (22)           (33)           (78)            103               3
Cash and Cash Equivalents, Beginning of Period                    25            103            103              0               0
                                                                  --            ---            --- ---          -               -
Cash and Cash Equivalents, End of Period                   $       3      $      70       $     25      $     103  $            3
                                                                 ===            ===             ==            ===          ======

Cash paid for interest and income taxes:                    -              -              -              -               -
Supplemental noncash investing and financing
      activities:

   Common stock issued for services rendered              $   79,000       -              -              -             $  270,000
                                                              ======                                                      =======
   Common stock issued for licensing agreement          $     10,000       -              -              -           $     10,000
                                                              ======                                                       ======
   Gain on Exchange of net assets for common stock

      of Healthbridge, Inc.                                 -              -              -              -             $  713,349
                                                                                                                          =======
   Realized Losses on Marketable Securities                 -            $   29,700     $  184,800     $  887,700     $ 1,567,500
                                                                             ======        =======        =======       =========
   Notes payable incurred for services rendered             -              -              -              -             $  220,000
                                                                                                                          =======
   Conversion of debt to equity                             -              -              -           $ 1,143,002     $ 1,143,002
                                                                                                        =========       =========
   Common stock exchanged for subsidiary                    -              -              -              -            $ 2,520,009
                                                                                                                        =========
   Notes payable exchanged for inventory                    -              -              -              -             $  638,010
                                                                                                                          =======
   Common stock issued for organization costs               -              -              -              -             $  102,500
                                                                                                                          =======
   Write down of inventory                                  -              -              -              -             $  572,829
                                                                                                                          =======

   The accompanying notes are an integral part of these financial statements.

                       TECHNOLOGY ACQUISITION CORPORATION
                          (A Development Stage Company)
                        Notes to the Financial Statements
              December 31, 2001, March 31, 2001 and March 31, 2000

NOTE 1 - ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES

Organization and Nature of Operations.

Organization. Technology Acquisition Corporation (A Development Stage Company) (the "Company") was originally incorporated in the State of Utah on June 21, 1972 under the name of Loadmatic Corporation, as an investment management company, with an authorized capital of 30,000,000 shares of $0.01 par value common stock. On March 24, 1986, by amendment to its Articles of Incorporation, the Company changed its name to Cignal Oil Company and commenced operations in the development of several oil and gas properties through a series of subsidiaries until approximately March 1996, at which time management ceased operations when financing efforts to continue its business were unsuccessful. Prior to the discontinuance of the oil and gas operations, the Company had ceased its investment management business. In January 1996, the Company acquired Wintex Corp. ("Wintex") from Wintex's founder and majority shareholder, Wilhelm Liesner ("Liesner"), the current Chief Executive Officer, President and majority shareholder of the Company, in exchange for 2,400,000 shares of the Company's common stock. Wintex owned patents, intellectual and marketing rights to the Redloc(R) II Disposal System, as well as a number of sterilizer modules used in hospital and medical waste disposal applications.

On April 17, 1996, by amendment to its Articles of Incorporation, the Company changed its name to Roatan Medical Technologies, Inc. ("Roatan") and increased its authorized capital to 35,000,000 shares consisting of 30,000,000 shares of $0.01 par value common stock and 5,000,000 shares of $0.25 par value preferred stock. The common stock has voting rights of one vote per share. The preferred stock rights and preferences are to be determined by the Board of Directors, who has the authority to designate and issue the preferred stock in one or more series. On June 24, 1996, Roatan was incorporated in the State of Nevada with the same authorized capital as the Utah Corporation, and on July 23, 1996, by migratory merger, Roatan (a Utah corporation) was merged into Roatan (a Nevada corporation). Roatan developed its business with the intent of producing and marketing medical devices and procedures, with its primary focus as producing and marketing the Redloc(R) II Disposal System. The Company contracted with United Systems, Inc. ("United") to manufacture the waste disposal system products, but due to lack of funding, the Company sold its patent rights as well as the Company's other assets pursuant to an Asset Exchange Agreement dated January 27, 1999, to Healthbridge, Inc., which thereafter became a publicly traded company, in consideration for which the Company received 330,000 shares of Healthbridge, Inc. common stock acquired at a market value of $1,650,000. In addition to the Company, the Agreement also contemplated the sale of certain assets to Healthbridge by United. At the time that United had originally contracted with the Company to manufacture the product, the two companies had no affiliation. Because, however, Healthbridge was insisting upon purchasing all assets relating to the waste disposal system and to facilitate the sale between the Company and Healthbridge, the Company's majority shareholder purchased a majority shareholder interest in United after which United became a party to the Agreement. Additionally, as part of the agreement, Liesner was elected as a director of Healthbridge, which position he continues to hold. Following the sale, the Company ceased engaging in any business activity.

On August 7, 2000, by amendment to its Articles of Incorporation, the Company changed its name to Technology Acquisition Corporation In November 2001, the Company entered into a licensing agreement with its majority shareholder, Liesner, pursuant to which it acquired the exclusive rights to market and sell the Oxywell water-oxygenating system in North America (the "Oxywell System" or "System"). The Oxywell System was originally developed by Oxywell GmbH, a German company headquartered in Allershausen and Munich, which began marketing the System in the European Economic Community in July 2001. In October 2001, Oxywell GmbH entered into an agreement with Liesner (the "Oxywell Agreement") pursuant to which it granted Liesner exclusive rights to market the Oxywell System in the United States, Puerto Rico and Canada and an option to market and sell the System in Mexico. The license agreement between Liesner and the Company is virtually co-extensive with the Oxywell Agreement, with the exception that under the Oxywell Agreement, Oxywell is not entitled to any royalty on the sale of the product. The Company does not hold any patents or trademark or trade name propriety rights relating to the Oxywell Product, but relies on the patent and trademark/trade name rights held by Oxywell GmbH, which had applied for protection in the United States.

Nature of operations. The Company is a development stage company, which intends to engage in the business of marketing and sale of a water oxygenation system, initially in the United States market, commencing in the fourth quarter of calendar 2002. To date, management has devoted the majority of efforts to (i) developing its marketing strategy and plans, (ii) pursuing and assembling a management team to attain its business goals, and (iii) obtaining sufficient working capital from loans and from equity obtained through private placement offerings. The System has not yet been offered for sale in the United States.

Capital Formation.
-----------------
On June 21, 1972, the Company issued 20,000 shares of common stock for services rendered at $0.01 per share, or $1,000. Additionally, the Company issued 1,040,600 shares of common stock for cash at $0.015 per share, or $79,616.


For the years ended March 31, 1988 through March 31, 1995, total capital contributions of $7,374 were made to the Company to pay for expenses incurred on behalf of the Company.


During the year ended March 31, 1996, the Company issued 19,400 shares of common stock for cash at $0.13 per share, or $12,610. The proceeds were used to repay shareholder loans and purchase common stock in various closely held companies. The Company distributed the stock acquired directly to the shareholders on a pro rata basis during March 1996, reducing its paid in capital by $9,450.



On April 2, 1996, the Board of Directors authorized a reverse split of 5:1 of the Company's common stock, with the par value remaining the same. All per share and per share information have been adjusted retroactively to reflect changes in par value and stock splits.


On April 2, 1996, the Company exchanged 2,400,000 shares of restricted common stock for 100% of the outstanding common stock of Wintex Corp., a Texas corporation. Wintex Corp.'s founder and majority shareholder, Liesner, is also the current Chief Executive Officer, President and majority shareholder of the Company. The transaction was recorded at the net book value of Wintex Corp. in the amount of $2,520,009, because exchanges or transfers of assets between related parties or entities under common control are valued at historical costs in a manner similar to that in pooling-of-interest accounting. Wintex owned patents, intellectual and marketing rights to the Redloc(R) II Disposal System, as well as a number of sterilizer modules used in hospital and medical waste disposal applications. Wintex Corp. is no longer in existence.

On May 23, 1996, the Company canceled 80 shares of its common stock that were issued in error.


On August 14, 1996, the Company issued 177,500 shares of its restricted common stock in exchange for organization costs paid, or $102,500.


During the six months ended September 30, 1996, the Company issued 208,695 shares of restricted common stock for cash at an average price per share of $0.335, or $70,000.


On June 20, 1997, the Company issued 40,000 shares of restricted common stock for services rendered at $1.00 per share, or $40,000. The shares were issued at the fair market value of the services rendered.

On June 23, 1997, the Company issued 50,000 shares of restricted common stock for cash at $0.50 per share, or $25,000.

On July 24, 1997, the Company issued 50,000 shares of restricted common stock for services rendered at $1.00 per share, or $50,000. The shares were issued at the fair market value of the services rendered.

On August 26, 1997, the Company issued 100,000 shares of restricted common stock for services rendered at $1.00 per share, or $100,000. The shares were issued at the fair market value of the services rendered.

On April 1, 1999, the Company converted notes payable and related accrued interest totaling $1,079,022, and accounts payable of $63,980 to additional paid in capital.

During the year ended March 31, 2000, the majority stockholder made cash contributions of $29,338 to pay for various expenses of the Company.



On November 19, 2001, the Company issued 790,000 shares of restricted common stock for services rendered at $0.10 per share, or $79,000, as follows: 40,000 shares of restricted common stock to an unrelated party for legal services rendered in connection with the filing of a registration statement with the Securities and Exchange Commission; 250,000 shares to the majority stockholder for management and consulting services provided to the Company, such as maintaining the books and records, overseeing and meeting compliance requirements, and other general and administrative duties as deemed necessary; 50,000 shares to a related party, (the daughter of the majority stockholder) for accounting and bookkeeping services; 50,000 shares to an unrelated party for director fees; 200,000 shares to an unrelated consultant to formulate a marketing strategy for the Oxywell product; and 200,000 shares to an unrelated consultant for business management services. The value ascribed to the shares of common stock was based on the fair value of the services received. The fair market value of the common stock could not be measured objectively and reliably due to a lack of trading history and an established trading market. The share issuances and values assigned were consummated on terms equivalent to those that prevail in an arm's-length transaction.

On November 19, 2001, the Company also issued 1,000,000 shares of restricted common stock to its President, Wilhelm Liesner ("Liesner"), in consideration for his granting to the Company an exclusive license to market and sell the Oxywell water oxygenating system in North America. There was no consideration paid by Liesner for the license prior to Liesner granting the licensing rights to the Company. The transaction was approved by the Board of Directors. The transaction was recorded at a nominal value of $10,000, or $0.01 per share, because (i) the fair market value of the common stock could not be measured objectively and reliably due to a lack of trading history and an established trading market and
(ii) the fair value of the license cannot be determined and future cash flows are uncertain. No asset was recognized and the entire value was expensed and included in general and administrative expenses for the nine months ended December 31, 2001, since the recoverability of this contract is uncertain.


The Oxywell System was originally developed by Oxywell GmbH, a German company headquartered in Allershausen and Munich. Liesner, an independent representative, holds the marketing rights through an agreement entered between Liesner and Oxywell GmbH, which holds the patent and other proprietary rights to the Oxywell System and trade names and trademarks associated with the System. The exclusive license to market and sell the Oxywell System in North America is subject to the Company maintaining minimum purchases of the product of 1,000 units monthly for the period from December 2002 through February 2003; 5,000 units monthly through November 2003, and an increase of thirty per cent annually on each December 1 for each succeeding year of the remaining term of the agreement.

Future minimum purchase commitments over the next five years for the twelve months ended December 31 are as follows: (2002: $65,500; 2003: $3,504,250; 2004:
$5,236,725; 2005: $6,807,743; and 2006: $8,850,065).

In the event that the Company does not obtain the minimum purchase levels, the principle shareholder has the right to reduce the geographic scope of the territory or add other distributors to the territory at which time the minimum purchase levels would be decreased proportionately. Notwithstanding these provisions, the Company has the right to retain both the geographic scope and exclusivity, if the Company purchases the minimum number of units required by the agreement. The actual geographic scope and right of exclusivity, therefore, could be subject to change which could effect the amount of sales and resulting revenues achieved by the Company from those sales which might be achieved if the Company retains the exclusive rights to the North American market. The Company assumes the risks and rewards of ownership and has no right of return policy with Oxywell GmbH. There is no royalty due to Oxywell.

  Pursuant to the agreement dated November 28, 2001, the Company agreed to pay Liesner two percent of gross sales of the Oxywell product. The Company is required to provide Liesner with a certified written statement of the quantity of Oxywell Products sold and the royalty calculation within 30 days of the end of each quarter. The agreement terminates on December 31, 2006 and may be extended for two consecutive two-year periods with an option to renew by the Company for two consecutive two-year periods. Thereafter, the agreement is to be renewed annually subject to a right of termination by either party prior to the beginning of the next succeeding year.

Summary of Significant Accounting Policies.

Accounting Method - The Company uses the accrual method of accounting for financial statement and tax return purposes.

Use of Estimates - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents - The Company considers all highly liquid instruments purchased with an original maturity of three months or less to be cash equivalents.

Concentration of Credit Risk - The Company maintains cash balances at a financial institution that is insured by the FDIC up to $100,000.

Marketable Equity Securities - Marketable equity securities consist of Rule 144 restricted common stock and are stated at market value as determined by the most recently traded price at the balance sheet date. All marketable equity securities in these financial statements are defined as available-for-sale securities under the provisions of Statement of Financial Accounting Standards No. ("SFAS") 115, "Accounting for Certain Investments in Debt and Equity Securities." Investments available for current operations are classified in the balance sheet as current assets; investments held for long-term purposes are classified as noncurrent assets. Unrealized gains or losses, net of the related income tax effect, are excluded from earnings and are reported as a separate component of stockholders' equity in comprehensive income (loss), net of taxes, until realized. Realized gains and losses are included in earnings in the period they arise.

Revenue Recognition - Revenue is recognized when the product is shipped, net of an allowance for estimated returns, and the risks and rewards of ownership have transferred to the customer. Since the Company takes title to the inventory, bears the risk of loss for collection, delivery, or returns, and is responsible for order fulfillment, revenues are recognized at the gross sales amounts billed to the customer.

Inventory - Inventory is stated at cost.

Property and Equipment - Property and equipment is stated at cost and is depreciated under the straight-line method over the estimated useful lives of the asset.

Pooling-of-interests Method - Transfers of assets between related parties or entities under common control are valued at historical costs (net book value) in a manner similar to that in a pooling-of-interest accounting.

Income Taxes - The Company accounts for income taxes under the provisions of SFAS No. 109, "Accounting for Income Taxes." Under SFAS No. 109, deferred income tax assets and liabilities are computed for differences between the financial statements and tax bases of assets and liabilities that will result in taxable or deductible amounts in the future, based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established when necessary, to reduce deferred income tax assets to the amount expected to be realized.

Earnings Per Share - Basic earnings or loss per share is based on the weighted average number of common shares outstanding. Diluted earnings or loss per share is based on the weighted average number of common shares outstanding and dilutive common stock equivalents. Basic earnings/loss per share is computed by dividing income/loss (numerator) applicable to common stockholders by the weighted average number of common shares outstanding (denominator) for the period. All earnings or loss per share amounts in the financial statements are basic earnings or loss per share, as defined by SFAS No. 128, "Earnings Per Share." Diluted earnings or loss per share does not differ materially from basic earnings or loss per share for all periods presented. Convertible securities that could potentially dilute basic earnings per share in the future such as options were not included in the computation of diluted earnings per share because to do so would be antidilutive. All per share and per share information are adjusted retroactively to reflect stock splits and changes in par value.

Stock-Based Compensation - The Company accounts for stock-based compensation using the intrinsic value method prescribed in Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees." Compensation cost for stock options, if any, is measured as the excess of the quoted market price of the Company's stock at the date of grant over the amount an employee must pay to acquire the stock. SFAS No. 123, "Accounting for Stock-Based Compensation," established accounting and disclosure requirements using a fair-value-based method of accounting for stock-based employee compensation plans. The Company has elected to remain on its current method of accounting as described above, and has adopted the disclosure requirements of SFAS No. 123.

Comprehensive Income - The Company includes items of other comprehensive income by their nature in a financial statement and displays the accumulated balance of other comprehensive income separately from retained earnings and additional paid in capital in the equity section of the balance sheet. For the periods presented, other comprehensive income (loss) includes unrealized losses on marketable equity securities.

Capital Structure - The Company discloses its capital structure in accordance with SFAS No. 129, "Disclosure of Information about Capital Structure," which establishes standards for disclosing information about an entity's capital structure.

Start-up Expenses - The Company expenses start-up costs and organization costs for financial statement purposes pursuant to AICPA Statement of Position 98-5, "Reporting on the Costs of Start-up Activities." For income tax purposes, the Company has elected to treat its organizational costs as deferred expenses and amortize them over a period of sixty months beginning in the first month the Company is actively in business.

Long-Lived Assets - The Company records impairment losses on long-lived assets used in operation when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets' carrying amount.

Reclassification - Certain prior period amounts have been reclassified to conform to the current year presentation.

Recent Accounting Pronouncements - The Financial Accounting Standards Board ("FASB") has issued the following pronouncements, none of which are expected to have a significant affect on the financial statements:

SFAS No.141, "Business Combinations." SFAS No. 141 requires that all business combinations be accounted for under the purchase method of accounting. SFAS No. 141 also changes the criteria for the separate recognition of intangible assets acquired in a business combination. SFAS No. 141 is effective for all business combinations initiated after June 30, 2001.

SFAS No. 142, "Goodwill and Other Intangible Assets." SFAS No. 142 addresses accounting and reporting for intangible assets acquired, except for those acquired in a business combination. SFAS No. 142 presumes that goodwill and certain intangible assets have indefinite useful lives. Accordingly, goodwill and certain intangibles will not be amortized but rather will be tested at least annually for impairment. SFAS No. 142 also addresses accounting and reporting for goodwill and other intangible assets subsequent to their acquisition. SFAS No. 142 is effective for fiscal years beginning after December 15, 2001.

SFAS No. 143, "Accounting for Asset Retirement Obligations." SFAS No. 143 addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. SFAS No. 143 is effective for financial statements issued for fiscal years beginning after June 15, 2002.

FASB issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets." This statement addresses financial accounting and reporting for the impairment or disposal of long-lived assets. SFAS No. 144 is effective for financial statements issued for fiscal years beginning after December 15, 2001, and interim periods within those fiscal years.

Pending Accounting Pronouncements - It is anticipated that current pending accounting pronouncements will not have an adverse impact on the financial statements of the Company.
NOTE 2 - GOING CONCERN

The Company has been a development stage company and has incurred net operating losses since inception, June 21, 1972. The accompanying financial statements have been prepared in conformity with generally accepted accounting principles in the United States, which contemplates continuation of the Company as a going concern, which is dependent upon the Company's ability to establish itself as a profitable business. Management is devoting substantially all of its present efforts in securing and establishing a new business and has generated no revenues. Management plans to conduct limited operations to minimize operating expenses until external funds can be raised or internal cash flows are generated. Management believes that it will continue to incur losses for at least the next twelve months, and as a result will require additional funds through loans from shareholders, debt or equity financing to insure that there is sufficient capitalization of the Company in marketing the Oxywell System.

The company is planning to introduce the product in five stages. The first stage will be a "test market" in a single metro location, San Diego, to confirm the consumer acceptance of the product. The Company anticipates this first stage will last three to six months and costs approximately $65,000. The second stage will be a "rehearsal market" in the Southern California region to ensure Distribution Logistics and Ordering Systems are as fault-free as they can be made. The third, fourth and fifth stages will complete national distribution with the third stage likely to include the remainder of the Pacific Region and the Southwest Region, the fourth stage - the Northeast Region, and the fifth and final stage - the remainder of the U.S.A. The Company is in the final stages of completing its marketing and financing plans. Current objective is to introduce to the test market in the last quarter of calendar 2002.

Financing of the first stage is anticipated to come from shareholder loans and investors' funds. Financing of the second stage is anticipated to come from a blend of investors' funds and profits from sales. Financing of stages three, four and five is anticipated to come from profits from sales. Specific timing of each succeeding stage is thus totally dependent upon the rate of sales success. The company currently anticipates complete national availability will be achieved within two years from the start of marketing.

The Company has identified and mapped out its logistics network associates which include an inbound carrier in Mississauga, Ontario, Canada, a warehouse and fulfillment center located in Buffalo, New York, and customer delivery carriers that will provide three-day delivery service anywhere in the lower 48 states. Sales channels will include an Internet website, telephone and fax call centers, and mail order facilities. The Company has established payment methods to be accepted via the four major credit card companies.

Consumers will be made aware of the product's benefits and informed about how to order it by a combination of paid and unpaid media. Specific details and timings of the company's communications' program will ultimately depend upon budget availability. The company's basic starter website will educate consumers as well as serve as one of the ordering locations. The website will be expanded and linked to other sites and search engines as funds permit. As market interest increases, printed brochures will be used to educate consumers and will contain an order form, which will be distributed opportunistically to health and fitness establishments, media people, at health and fitness trade shows, and any other venues that represent an interest. Powerpoint presentations will be created to educate PR professionals, media people and prominent health and fitness authorities. Interviews with the lifestyle and health and fitness writers with local newspapers and magazines, then writers with regional, then national magazines, will be arranged in order to secure articles for the product. Ads in local newspapers and magazines, then regional, then national magazines will be placed as the stages of introduction progress. Local television commercials/infomercials will be created and aired as markets develop. Targeted national e-mail campaigns will be considered.

The Company expects to begin marketing the product in approximately three to six months after completing an initial market assessment to gauge interest in the product. The Company does not presently generate profits and expends approximately $3,000 to $5,000 per month for working capital and general corporate purposes, including any marketing expenses. The Company anticipates its monthly operating costs to increase to $25,000 per month once operations commence, excluding any amounts committed for purchases.

The Company expects its cash requirements over the next twelve months ending December 31, 2002 to be approximately $119,710 as follows:

Product commitment costs .....................       $   65,500        55%
Other product costs...........................      $     4,710        4%
General operating expenses ....................      $   22,000        18%
Marketing and advertising........................    $   27,500        23%
                                                     ---------------------
Total...............................................  $ 119,710         100%

Currently, the President and majority stockholder has committed to and is in the process of advancing the Company $45,000 over the next several weeks which the Company estimates will bring it to a point in its development where it can introduce the product into the test market. Additionally, the President and majority stockholder has committed to advancing funds to the Company over the next twelve months, as necessary, to ensure that the Company can continue as a going concern.

The majority of the Company's cash requirements results from the minimum monthly purchase commitments pursuant to the Oxywell Agreement. The Company does not have any financing arrangement with Oxywell GmbH and the unit cost per the Oxywell Agreement is $65.50. The Company's ability to meet these cash requirements is dependent upon the Company's ability to successfully obtain external financing, to market and develop national marketing channels, and to generate revenues. The Company operates in an intensely competitive industry and many of its competitors have much greater resources. If the Company is unsuccessful in developing and maintaining a market for the Oxywell product and does not obtain the minimum purchase levels, the principle shareholder has the right to reduce the geographic scope of the territory or add other distributors to the territory at which time the minimum purchase levels would be decreased proportionately. Notwithstanding these provisions, the Company has the right to retain both the geographic scope and exclusivity, if the Company purchases the minimum number of units required by the agreement. There can be no assurance that any of the Company's business activities will result in any operating revenues or profits. Investors should be aware that they might lose all or substantially all of their investment.

Due to the "start up" nature of the Company's business, the Company expects to incur losses as it expands. The Company expects to raise additional funds through private or public equity investment in order to expand the range and scope of its business operations, but there is no assurance that such additional funds will be available for the Company to finance its operations on acceptable terms, if at all. Furthermore, there is no assurance the net proceeds from any successful financing arrangement will be sufficient to cover cash requirements during the initial stages of the Company's operations.

The continued existence of the Company is dependent upon its ability to meet future financing requirements and the success of future operations. These factors raise substantial doubt about the Company's ability to continue as a going concern. Management believes that actions presently taken to revise the Company's operating and financial requirements provide the opportunity for the Company to continue as a going concern. The Company's ability to achieve these objectives cannot be determined at this time.



NOTE 3 - MARKETABLE EQUITY SECURITIES

Marketable equity securities represent 330,000 shares of restricted common stock of Healthbridge, Inc., which trades on the OTCBB. The shares were acquired at fair market value of $5.00 per share, or $1,650,000, pursuant to an Asset Purchase Agreement dated January 27, 1999, between the Company, a stockholder and other affiliated companies, and Healthbridge, Inc. Prior to executing the Agreement, there was no affiliation of the Company with Healthbridge, Inc. Subsequent to, the majority stockholder, Liesner, became a director of Healthbridge, Inc. The following is a summary of marketable equity securities classified as "available-for-sale" securities as required by SFAS No. 115:

Cost                                                      $    1,650,000
Gross realized losses-year ended March 31, 1999                 (495,000)
                                                                --------
Estimated Fair Value, March 31, 1999                           1,155,000
Gross realized losses-year ended March 31, 2000                 (887,700)
                                                                --------
Estimated Fair Value, March 31, 2000                             267,300
Gross realized losses-year ended March 31, 2001                 (184,800)
                                                                 -------
Estimated Fair Value, March 31, 2001                              82,500
Gross unrealized losses-nine months ended December 31, 2001       (9,900)
                                                                  ------
Estimated Fair Value                                            $ 72,600
                                                                  ======

At March 31, 2001, 2000 and 1999, these securities were written down to their estimated realizable values, because, in the opinion of management, the decline in market value of those securities is considered to be other than temporary. For the years ended March 31, 2001 and 2000, and included in the period from inception to December 31, 2001, are realized losses considered to be other than temporary of $184,800, $887,700 and $1,567,500, respectively.

At December 31, 2001, unrealized losses of $9,900 were charged to accumulated other comprehensive loss representing the difference between the stated market value as determined by the most recently traded price at the balance sheet date. See Notes 6 and 8.

NOTE 4 - LOANS FROM SHAREHOLDERS AND RELATED PARTY TRANSACTIONS

Loans from shareholders. From time to time, the Company's president or one of his related entities advances funds to pay expenses incurred on behalf of the Company. These loans are unsecured, non-interest bearing and due on demand. At December 31, 2001, March 31, 2001 and March 31, 2000, loans from shareholders totaled $61,305, $37,100 and $5,100, respectively. See Note 8.

Related party transactions. Included in accounts payable for all periods presented is $75,000 for services rendered by two companies that are wholly-owned by the President of this Company. The payables incurred represent consulting services rendered related to the Company's development, production, and marketing of its self-contained infectious waste disposal system (Redloc II Disposal System.) The services were performed during the period October 1, 1996 to December 31, 1997. There was no contract.

NOTE 5 - INCOME TAXES

There is no current or deferred tax expense due to the Company's loss position and the benefits of timing differences have not been previously recorded. The deferred tax consequences of temporary differences in reporting items for financial statement and income tax purposes are recognized, as appropriate. Realization of the future tax benefits related to the deferred tax assets is dependent on many factors, including the Company's ability to generate taxable income within the net operating loss carryforward period. Management has considered these factors in reaching its conclusion as to the valuation allowance for financial reporting purposes and has recorded a 100% valuation allowance against the deferred tax asset.

The income tax effect of temporary differences comprising the deferred tax assets primarily is a result of start-up expenses, which are capitalized for income taxes. Applying a federal statutory rate of 34% to the pretax loss results in a deferred tax benefit at December 31, 2001, March 31, 2001 and March 31, 2000 approximately $1,478,000, $1,443,000, and $1,366,000, respectively, with a full valuation allowance recorded against the benefit. The valuation account increased by $35,000, $77,000, and $311,000 for the periods indicated above, respectively.

NOTE 6 - DISCONTINUED OPERATIONS

Pursuant to an Asset Purchase Agreement dated January 27, 1999, the Company transferred all of its assets, which included patents, inventories, machinery, equipment, and intangibles and assumed certain liabilities in exchange for 330,000 shares of Healthbridge, Inc. (Healthbridge) common stock, fair market value of $5.00 per share per published closing prices. (See Note 3) Certain assets such as tax loss carryforwards, carrybacks, net operating losses, refunds, etc. were excluded from the exchange.

The gain on the disposal is as follows:

Sales Price:      330,000 shares of Healthbridge, Inc.
                  common stock                                $      1,650,000
Assets purchased:
----------------
Inventory                                             40,395
Fixed Assets, Net                                     10,778
Organization Costs                                   102,500
Patents, Net                                        2,100,007       (2,253,680)
                                                    ---------

Liabilities assumed:
-------------------
FCIC Promissory Note (FCIC)                        1,000,000
Accounts Payable per agreement
  (includes FCIC "Expense Notes"
    of $84,681) (See below)                          233,215
Accrued interest forgiven                             83,814         1,317,029
                                                  -----------        ---------
Gain on disposal                                              $        713,349
                                                                       =======

On February 24, 1999, an "Assumption and Release Agreement," (ARA) was executed by and among Healthbridge Delaware (the Assumptor), Roatan Medical Technologies, Inc., Roatan Medical Services, Inc., and United Services, Inc. (the Original Borrower Principals), Wilhelm Liesner (Liesner) and First Capital Invest Corp., BVI (FCIC). Healthbridge Delaware assumed all of the payment and performance obligations of the Original Borrower Principals and Liesner to FCIC under the various agreements. Additionally, FCIC was given a conversion right, which they exercised on or around February 26, 1999, in connection with the transfer of the assets in the APA, which applied to the principal balance of the note only for the conversion of 4,850,000 shares of common stock in cancellation of $1,000,000 principal amount of the note. Interest accrued under the note was forgiven upon the exercise of the conversion right. Certain FCIC "Expense Notes" were assumed under the APA and are included in accounts payable per above, and bear interest at 10% per annum.




The loss on discontinued operations follows:

Revenue                                   $            38,701
Operating costs                                    (2,439,318)
                                                   -----------
Net loss                                     $     (2,400,617)
                                                    ==========

NOTE 7 - OPTIONS

On November 6, 2001, the Company granted a total of 200,000 options to purchase an equal number of shares of the Company's common stock at an exercise price of $1.00 per share for 100,000 shares and $2.00 a share for 100,000 shares expiring on November 6, 2006, or sooner if the optionee's relationship with the Company ceases prior to that date. The options vest immediately. At December 31, 2001, all of the options were outstanding.

The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model with the following weighted-average assumptions used for those options granted in 2001: weighted-average grant-date fair value of $0.10 per share, volatility of 0%, dividend yield of 0%, risk-free interest rate of 5%, and expected lives of three years.

Stock options outstanding and exercisable on December 31, 2001 are as follows:


                                                                   Weighted
                                                 Weighted          Average
                 Range of           Shares       Average           Remaining
            Exercise Price          Under     Exercise Price       Contractual
               per Share           Option        per Share         Life in Years
          --------------          ---------  --------------    -------------
  Outstanding and Exercisable:
             $1.00                 100,000       $0.33                 1.94
             $2.00                 100,000       $0.67                 3.89
                                   -------
                                   200,000

The Company accounts for stock-based compensation using the intrinsic value method prescribed by Accounting Principles Board No. 25, "Accounting for Stock Issued to Employees," under which no compensation cost is recognized for stock option awards granted at or above the fair market value of the Company's common stock. The Company's net loss and net loss per common share would have been reduced to the pro forma amounts indicated below if compensation cost been determined under SFAS No. 123, based on the fair market value on the grant dates:

Net loss

  As reported                               $   104,137
  Pro forma                                 $   162,695


Net loss per common share

  As reported                               $    0.02
  Pro forma                                 $    0.04


NOTE 8 - SUBSEQUENT EVENT

On January 2, 2002, the Board of Directors agreed to transfer the 330,000 shares of common stock held in Healthbridge, Inc. to its president and majority stockholder for management services rendered and in full satisfaction of $61,305 in shareholder loans advanced through December 31, 2001. The services rendered were valued at the fair market value of the services rendered. The Healthbridge, Inc. shares were valued at the closing bid price on January 2, 2002 of $0.23.

NOTE 9 - INTERIM FINANCIAL STATEMENTS

The interim balance sheet as of December 31, 2000 and the related statement of operations and the statement of cash flows for the nine months ending December 31, 2000 have not been audited and in the opinion of management, such unaudited interim financial statements include all adjustments necessary for them to be not misleading.

PART III

ITEM 1.  INDEX TO EXHIBITS.

 Exhibit No.             Description
 -----------             -----------

    3.1           Certificate of Incorporation of Registrant

    3.2           Certificates of Amendment to Certificate of
                        Incorporation of Registrant

    3.3           Certificates of Amendment to Certificate of
                        Incorporation of Registrant

    3.4           Articles of Incorporation of Registrant

    3.5           Articles of Merger of Registrant

    3.6           Certificate of Amendment to Certificate of
                        Incorporation of Registrant

    3.7           Bylaws of Registrant

    3.8           Amended Bylaws of Registrant

    10.1          License Agreement between Registrant and Wilhelm Liesner

    10.2          License Agreement between Wilhelm Liesner and Oxywell GmbH

    10.3         Agreement of Amendment between Wilhelm Liesner and Oxywell GmbH


Exhibits 3.1 through 10.2 have been filed with the Form 10SB filed on February 20, 2002 and are incorporated by reference. `Exhibit 10.3 was filed with the form 10SB amended July 9, 2002

The Company's Form 10KSB for the period ending March 31, 2002 is also incorporated by reference.

                                   SIGNATURES

     In accordance with Section 12 of the Securities Exchange Act of 1934, the registrant caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.



                            TECHNOLOGY ACQUISITION CORPORATION



Date: August 7, 2002                By:/s/ Wilhelm Liesner
      --------
                                           ---------------------
                                 Wilhelm Liesner
                                                 President